DATED as of the 13th day of May, 2011

BETWEEN

THE VENDORS

- and -

GILLES MAZOYER

- and -

7834080 CANADA INC.

SHARE PURCHASE AGREEMENT

FMC LAW

1 Place Ville Marie
39th Floor
Montréal (Québec) H3B 4M7

TABLE OF CONTENTS

1. INTERPRETATION		2

1.1	Definitions.	2

1.2	Preamble	11

1.3	Governing Law; Attornment	11

1.4	Entire Agreement; Amendment	11

1.5	Calculation of Time	12

1.6	Performance on Holidays	12

1.7	Waiver of Rights	12

1.8	Tender	12

1.9	Severability	12

1.10	Conflict	12

1.11	Consents and Approvals	13

1.12	Recourses Cumulative	13

1.13	Additional Rules of Interpretation	13

1.14	Schedules, Exhibits and Appendices	14

2. PURCHASE AND SALE OF SHARES, PURCHASE PRICE AND RELATED MATTERS		16

2.1	Purchase and Sale of the Purchased Shares	16

2.2	Purchase Price	16

2.3	Payment of Purchase Price	16

2.4	Closing Financial Statements	16

2.5	Adjustment	17

2.6	Allocation of Purchase Price	18

2.7	Delivery of Securities Certificates	18

2.8	Place of Closing	18

3. REPRESENTATIONS AND WARRANTIES		18

3.1	Representations and Warranties	18

3.2	Representations and Warranties with respect to the Purchaser	39

3.3	Non-Waiver	40

3.4	Survival of Representations and Warranties of the Vendors	40

3.5	Survival of Representations and Warranties of the Purchaser	41

4. OTHER COVENANTS OF THE PARTIES		41

4.1	Covenants of the Vendors	41

4.2	Covenants of the Purchaser	45

4.3	Mutual Covenants	46

5. CONDITIONS OF CLOSING		46

5.1	Conditions for the Benefit of the Purchaser	46

5.2	Conditions for the Benefit of the Vendors	49

5.3	Waiver	51

5.4	Failure to Satisfy Conditions	51

6. INDEMNIFICATION		51

6.1	Indemnification by the Vendors	51

6.2	Indemnification by the Purchaser	52

6.3	Agency for Representatives	53

6.4	Notice of Third Party Claims	53

6.5	Defence of Third Party Claims	53

6.6	Assistance for Third Party Claims	53

6.7	Settlement of Third Party Claims	54

6.8	Direct Claims	54

6.9	Failure to Give Timely Notice	54

6.10	Reductions and Subrogation	54

6.11	Payment and Interest	55

6.12	Maximum/Minimum Limitation	55

6.13	Additional Rules and Procedures	55

6.14	Set-Off	55

6.15	Cumulative Recourses	55

7. RETURNS		56

7.1	Customer Claim	56

7.2	No Claim Made	56

8. RESTRICTIVE COVENANTS		56

8.1	Experience	56

8.2	Confidential Information	56

- ii -

8.3	Territory	57

8.4	Non-Competition	57

8.5	Non-Solicitation	57

8.6	Employees	57

8.7	Interference	58

8.8	Confidentiality	58

8.9	Duration	58

8.10	Acknowledgements	58

8.11	Recourses	59

8.12	Enforceability	59

9. MISCELLANEOUS		60

9.1	Vendors’ Representative	60

9.2	Further Assurances	61

9.3	Public Announcements	61

9.4	Notices	62

9.5	Time of the Essence	63

9.6	Costs and Expenses	63

9.7	Effect of Closing	63

9.8	Counterparts	63

9.9	Assignment	64

9.10	Parties in Interest	64

9.11	Third Parties	64

9.12	Commission	64

9.13	Language	64

- iii -

THIS AGREEMENT dated the 13th day of May, 2011

BETWEEN:

FIDUCIE FAMILIALE MAZOYER, a trust formed under the laws of the Province of Québec (“Fiducie Mazoyer”) represented herein per GILLES MAZOYER and CARL BOUCHARD (the “Trustees”), es qualité as trustees of Fiducie Mazoyer;

- and -

BON-ANGE INC., a corporation incorporated under the Companies Act (Quebec) and now governed by the Corporations Act (Quebec) (“BAI”);

- and -

GILLES MAZOYER, an individual domiciled and resident in the Province of Québec (“Mazoyer”);

(Fiducie Mazoyer, Mazoyer and BAI are hereafter collectively referred to as the “Vendors” and, individually, a “Vendor”)

- and -

7834080 CANADA INC., a corporation incorporated and governed by the Canada Business Corporations Act (the “Purchaser”)

PREAMBLE

WHEREAS the Vendors are the registered owners and have the rights to transfer the Purchased Shares (as defined below) in the capital of Bemag Transformer Inc.

WHEREAS Mazoyer is the sole director and officer of BAI and a trustee of Fiducie Mazoyer, and the President of the Corporation.

WHEREAS the Vendors are appointing pursuant to this Agreement the Vendors’ Representative (as defined below) to receive payments from the Purchaser to the Vendors, send and receive notices and perform such other functions as set forth in this Agreement.

WHEREAS the Purchaser wishes to purchase and each of the Vendors wishes to sell the Purchased Shares, upon, and subject to, the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions.

In this Agreement:

1.1.1
“Accounting Records” means all of the books of account, accounting records and other financial data and information of the Corporation and includes all records, data and information stored electronically, digitally or on computer related media;

1.1.2	“Accounts Receivable” means any and all trade and other accounts receivable of the Corporation;

1.1.3	“Adjustment” has the meaning set out in Section 2.5;

1.1.4	“Adjustment Summary” has the meaning set out in Section 2.4, a form of which is attached as Exhibit 2.4;

1.1.5
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person.  For purposes of this definition, a Person “controls” another Person if that Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other Person, whether through ownership of securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings;

1.1.6	“Agreement” means this Share Purchase Agreement and all Schedules and Exhibits attached hereto;

1.1.7
“Applicable Law” means, in respect of any Person, property, transaction or event, any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law (zoning or otherwise) or Order and directives, policies, guidelines, standards, requirements, notices and protocols that applies in whole or in part to such Person, property, transaction or event;

1.1.8	“BAI Shares” means the 3 250 000 Class “D” and 200 Class “C” Shares in the capital of the Corporation;

1.1.9
“Bargaining Unit” means the Corporation’s bargaining unit represented by SYNDICAT QUÉBÉCOIS DES EMPLOYÉES ET EMPLOYÉS DE SERVICE, SECTION LOCALE 298 (FTQ) and covering the unionized Employees of the Corporation under the Collective Agreement;

1.1.10
“Books and Records” means the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, personnel and payroll records, production, inventory and accounts receivable data, tax records, environmental reports, list of potential customers, business reports, marketing and advertising materials, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Corporation, and all other documents, files, records, maps, site plans, surveys, soil and substratum studies, as–built drawings, appraisals, electrical and mechanical plans and studies, correspondence, and other data and information, financial or otherwise, which are relevant to the Corporation, as applicable, including all data and information stored electronically, digitally or on computer related media;

1.1.11	“Building” means the land and buildings bearing civic address 33 Racine, Farnham (Quebec) and currently owned by the Building Owner;

1.1.12	“Building Owner” means Mazoyer;

1.1.13
“Business” means the type of business carried on by the Corporation immediately prior to the Closing Date, which consists of designing, producing and selling medium and high voltage transformers and line reactors;

1.1.14	“Business Day” means any day other than a Saturday, Sunday or any statutory holiday in the Province of Québec;

1.1.15
“Claim” means any act, omission or state of facts, and any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto, which may give rise to a right to indemnification under Sections 6.1 or 6.2;

1.1.16
“Closing” means the completion of purchase and sale of the Purchased Shares by the Purchaser and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously therewith;

1.1.17	“Closing Date” means June 30, 2011, or such earlier or later date as may be agreed upon by the Parties, in writing;

1.1.18	“Closing Document” means any document or instrument delivered at or subsequent to the Closing as provided in or pursuant to this Agreement;

1.1.19
“Closing Financial Statements” means the audited financial statements of the Corporation prepared by the Corporation Accountant, as at and for the fiscal period starting July 1, 2010 and ending on the Closing Date, prepared in accordance with Canadian GAAP consistently applied and reconciled by the Corporation Accountant into US GAAP consistently applied (to the extent possible given that the Financial Statements were prepared in accordance with Canadian GAAP) and consisting of a balance sheet, a statement of income, a statement retained earnings and a statement of cash flows, the whole together with the notes attached thereto and the unqualified auditor’s letter pertaining thereto;

1.1.20	“Closing Time” means 10 a.m. Montreal time on the Closing Date or such other time on the Closing Date as the Parties agree that the Closing shall take place;

1.1.21
“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or written communication or agreement with any labour union or employee association that governs the terms and conditions of employment with any Employees;

1.1.22	“Competitive Business” means any Person that is engaged in any business in direct or indirect competition with the Business;

1.1.23
“Consent” means any consent, approval, permit, waiver, ruling, exemption, or acknowledgement from any Person including under the terms of any Contract, Real Property Lease or Equipment Lease issued to or for the benefit of the Corporation which is provided for or required pursuant to the terms of such Contract, Real Property Lease or Equipment Lease in connection with the sale of the Purchased Shares to the Purchaser and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations or is otherwise required to permit the consummation of the transactions as contemplated herein;

1.1.24
“Constating Documents” means, with respect to any body corporate, partnership or trust, as applicable, the original or restated articles of incorporation, certificates of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special act or statute and any other instrument or organisational document by or pursuant to which the body corporate is incorporated or comes into existence, as well as any partnership agreement, partnership certificate, partnership declaration, trust deed, trust agreement or trust declaration pursuant to which the partnership or trust is formed, settled or comes into existence;

1.1.25	“Contracts” means all contracts, agreements, instruments and other legally binding commitments or arrangements, written or oral, including those listed or identified on any Schedule;

1.1.26	“Corporation” means Bemag Transformer Inc.;

1.1.27	“Corporation Accountant” means collectively Blain, Joyal, Charbonneau and Raymond Chabot Grant Thornton, or any other reputable accounting firm;

1.1.28	“Debt Instrument” means any bond, debenture, promissory note or other instrument evidencing indebtedness for borrowed money or other liability;

1.1.29	“Defending Party” has the meaning set out in Section 6.6;

1.1.30	“Direct Claim” means any Claim asserted against an Indemnitor by an Indemnitee which does not result from a Third Party Claim;

1.1.31	“Dispute Notice” has the meaning set out in Section 2.4;

1.1.32
“Employee” means an individual who is employed by the Corporation whether on a full-time or part-time basis, and whether active or inactive, including an individual on disability leave, pregnancy, parental or other statutory leave or other absence from work;

1.1.33
“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, hypothec or credit assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan, post retirement benefit and post employment benefit plans, and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, short-term or long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by the Corporation for the benefit of any of the Employees, former employees or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, except that the term “Employee Benefit Plans” shall not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan, Québec Pension Plan or plans administered pursuant to applicable federal or provincial health, tax, workers’ compensation and employment insurance legislation;

1.1.34	“Employment Agreements” means any Contract relating to an Employee, including any communication of a practice relating to an Employee, that imposes any obligation on the Corporation;

1.1.35
“Encumbrance” means any encumbrance of any kind whatsoever which secures payment or performance of an obligation, and which includes any hypothec, prior claim, mortgage, charge, pledge, lien (including any lien for unpaid Taxes), restriction, option, right of others or security interest or security of any kind, whether fixed or floating, absolute, contingent or conditional;

1.1.36
“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (ii) the discretion of the appropriate Governmental Authority with respect to specific performance, injunctive relief or other terms of equitable remedies or similar recourses;

1.1.37
“Environment” means surface waters, ground water, drinking water supply, land-surface, subsurface strata, air, soil, sewer system both inside and outside of buildings and structures, and plant and animal and the environment in the workplace;

1.1.38
“Environmental Laws” means all Applicable Laws, as well as Licenses, Orders, decrees, rules, judgments or injunctions issued, prolongated, approved or entered thereunder relating to the pollution or protection of the Environment;

1.1.39
“Equipment” means equipment and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing;

1.1.40	“Equipment Leases” means all leases of movable property, including those listed on Schedule 3.1.33;

1.1.41	“Escrow Agent” means Fraser Milner Casgrain llp;

1.1.42	“Escrow Agreement” means that certain escrow agreement to be entered into on the Closing Date in the form attached hereto as Exhibit 5.1.12 between the Purchaser and the Escrow Agent;

1.1.43	“Escrowed Funds” has the meaning set out in Section 2.3.1(a);

1.1.44	“Excluded Assets” means the assets set out in Schedule 4.3.2;

1.1.45	“Extraordinary Event” has the meaning set out in Section 3.1.20;

1.1.46
“Farnham Lease” means the lease to be entered into on the Closing Date between the Corporation and the Building Owner in a form to be agreed upon between the Purchaser and the Building Owner, provided that the Farnham Lease shall be a “net net net lease” for a rent of $4.50 per square foot, for an initial term of 3 years, renewable thereafter at the sole option of the Corporation;

1.1.47	“Fiducie Mazoyer Shares” means the 100 Class “A” Shares in the capital of the Corporation;

1.1.48
“Financial Statements” means the annual financial statements of the Corporation for the periods ended June 30, 2009 and June 30, 2010, consisting in each case of a balance sheet, a statement of income, a statement of retained earnings and a statement of change in financial position, the whole together with the notes attached thereto and the letter pertaining thereto as well as the internal financial statements of the Corporation for the period ended March 31, 2011, consisting of a balance sheet and a statement of income, all of which are attached hereto as Schedule 1.1A;

1.1.49	“Gilles Mazoyer Shares” means the 250 000 Class “E” Shares in the capital of the Corporation;

1.1.50	“Government Assistance Programs” has the meaning set out in Section 3.1.50;

1.1.51
“Governmental Authority” means (i) any domestic or foreign government, whether federal, provincial, state, territorial or municipal or any political subdivision of any of the foregoing; and any governmental agency, ministry, department, Tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, quasi-judicial, regulatory or administrative functions of, or pertaining to, government; or any supranational body, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

1.1.52
“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or  endorsement or any like commitment with respect to the obligations, Liabilities or indebtedness of any Person;

1.1.53
“Hazardous Substances” means any toxic waste, pollutant, contaminant, hazardous substance, hazardous material, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum-derived substance or waste, or any constituent of any of same as such terms are regulated under or defined by any Environmental Law;

1.1.54
“Income Tax Act” means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax Regulations, in each case as amended to the date hereof;

1.1.55	“Indemnitee” means any Party and its Representatives entitled to indemnification under this Agreement;

1.1.56	“Indemnitor” means any Party obligated to provide indemnification under this Agreement;

1.1.57	“Indemnity Payment” means any amount of a Loss required to be paid pursuant to Section 6.10;

1.1.58
“Intellectual and Industrial Property” means, collectively, all intellectual property used in whole or in part by the Corporation for the carrying on by the Corporation of the Business both domestic and foreign and whether or not registered including:

(a)
all trade-marks, trade names, business names, styles, designs, graphics, slogans, logos, service marks, brand names, internet domain names and registrations and other commercial symbols and all applications therefor;

(b)	all patents (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) and all applications therefor;

(c)	all copyrights, integrated circuit topographies, industrial designs and other industrial property rights and all applications therefor;

(d)
all know-how, inventions, trade secrets, including business methodologies and processes, confidential information and any licensed property or technology, but excluding information which exists in the public domain; and

(e)
all computer software and software systems and rights related thereto including all related code, specifications, documentation, revisions, enhancements, and modifications thereto and all data, databases and related documentation, in whatever form and media, and including those set forth in Schedule 3.1.48;

1.1.59	“Intellectual and Industrial Property Rights” means:

(a)	any and all proprietary rights anywhere in the world provided under:

(b)	patent law; copyright law; trademark law; design patent or industrial design law; semiconductor chip or mask work law; trade secret law; or

(c)	any other statutory provision or common law principle applicable to rights to intellectual property which may provide a right in either:

(d)
ideas, formulae, algorithms, concepts, inventions, technologies, software, data compilations, drawings, specifications, confidential business information, procedures or know-how generally, including without limitation, trade secrets; or

(e)
the expression or use of such ideas, formulae, algorithms, concepts, inventions technologies, software, data compilations, drawings, specifications, confidential business information, procedures or know-how; and

(f)	any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing; and

(g)	internet domain names.

1.1.60
“Interested Person” means any Principal, any present or former officer, director, shareholder, employee or partner, as applicable, of the Corporation or any Person with which the Corporation does not deal at arm’s length within the meaning of the Income Tax Act;

1.1.61	“Interim Period” means the period from and including the time of execution of this Agreement to and including the Closing Time;

1.1.62	“Inventory” means all inventories of whatsoever nature, kind or description, including raw materials, work-in-progress, finished goods and packaging, manufacturing supplies and spare parts;

1.1.63
“Legal Proceeding” means any litigation, action, suit, investigation, audit, hearing, claim, complaint, grievance, arbitration or mediation proceeding or other proceeding and includes any appeal or review and any application for same;

1.1.64	“Liabilities” means, in relation to a Person, any and all liabilities, whether accrued, absolute, actual, contingent, fixed or otherwise, matured or unmatured;

1.1.65
“Licence” means any licence, certification, permit, approval, authorization, certificate directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

1.1.66
“License Agreement” means the acknowledgment of property and license agreement in respect of certain automated production technology to be entered into on the Closing Date between Mazoyer and the Corporation in a form to be agreed upon between Mazoyer and the Purchaser;

1.1.67	“Licensed I.P.” has the meaning set out in Section 3.1.48(a);

1.1.68
“Loss” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, net of any insurance proceeds received by any Indemnified Party and tax recovery of such Indemnified Party;

1.1.69	“Net Equity” means the book value of all assets of the Corporation minus the book value of all Liabilities of the Corporation as reflected in the Closing Financial Statements;

1.1.70	“Notice Period” has the meaning set out in Section 6.5;

1.1.71	“Order” means any order, decision, directive, judgment, decree, award or writ of any Governmental Authority;

1.1.72	“Owned I.P.” has the meaning set out in Section 3.1.48(a);

1.1.73	“Parties” means the Vendors, Mazoyer and the Purchaser; and “Party” means any one of them;

1.1.74	“Permitted Encumbrances” means those encumbrances listed on Schedule 1.1C;

1.1.75
“Person” includes any individual (whether acting as an executor, administrator, legal representative or otherwise), body corporate, limited liability company, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other legal or business entity, including any judicial entity or organization of any nature whatsoever;

1.1.76
“Personal Information” means information about an identifiable individual, but does not include business contact information when collected, used or disclosed for the purposes of contacting an individual in that individual's capacity as an employee or an official of an organization and for no other purpose;

1.1.77	“Pre-Closing Transactions” means the pre-closing transactions listed in Schedule 4.3.2;

1.1.78	“Principal” means Gilles Mazoyer and Christian Roberge (collectively, the “Principals”);

1.1.79
“Principal Employment Agreement” means the employment agreement to be entered into on the Closing Date between Christian Roberge and the Corporation in a form to be agreed upon between Christian Roberge and the Purchaser;

1.1.80	“Purchase Price” has the meaning set out in Section 2.2;

1.1.81	“Purchased Shares” means collectively the BAI Shares, the Fiducie Mazoyer Shares and the Gilles Mazoyer Shares;

1.1.82	“Purchaser” has the meaning set out on the first page of this Agreement;

1.1.83	“Purchaser’s Accountants” means RSM Richter;

1.1.84
“Purchaser’s Advisors” means the directors, officers, employees, auditors, legal counsel and financial and tax advisors of the Purchaser and any other Person authorized in writing by the Purchaser to represent the Purchaser for purposes of Section 4.1.1;

1.1.85	“Real Property Leases” means real or immovable property leases and other rights of occupancy relating to real or immoveable property, whether as lessor or lessee;

1.1.86
“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person by Applicable Law, the terms of any Licence or the conditions of any Order which is required pursuant to such Applicable Law, Licence or Order in connection with the sale of the Purchased Shares to the Purchaser and the completion of the other transactions contemplated herein or therein, or which is otherwise necessary to permit the Parties to perform their obligations hereunder or thereunder or required to permit the consummation of the transactions contemplated herein or therein;

1.1.87	“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migration or other release or escape into the Environment;

1.1.88
“Representative” means, in respect of an Indemnitee, each director, officer, employee, agent, attorney, accountant, professional advisor and other representative of that Indemnitee and, in respect of the Purchaser, also includes the Corporation following Closing;

1.1.89	“Shares” means all of the Shares in the capital of the Corporation;

1.1.90
“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, immovable property, movable property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan or Québec Pension Plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith;

1.1.91	“Taxation Act” means the Taxation Act, R.S.Q. c.i-3 and the Regulation respecting the Taxation Act, R.R.Q. c.i-3, r.1, in each case as amended as at the date hereof;

1.1.92
“Tax Legislation” means, collectively, the Income Tax Act, the Taxation Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

1.1.93
“Tax Returns” means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

1.1.94	“Third Party Accountant” means the Brossard office of Samson Bélair Deloitte & Touche LLP;

1.1.95	“Third Party Claim” means any Claim asserted against an Indemnitee that is paid or payable to, or claimed by, any Person who is not a Party;

1.1.96
“Transferred Information” means the Personal Information to be disclosed or conveyed to the Purchaser or to any of its representatives or agents by or on behalf of the Corporation or the Vendors as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Purchaser and in its custody or control during the period leading up to and including the completion of the transactions contemplated herein;

1.1.97
“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel, stock exchange, professional or business organization or association or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers;

1.1.98
“Vendor” has the meaning set out in the recitals hereto and “Vendors” means all of them, provided that, for the purposes of Liabilities and obligations of the Vendors hereunder, including representations, warranties, indemnities and, as applicable, covenants, all references to a “Vendor” or “Vendors” herein shall be deemed to include Mazoyer;

1.1.99	“Vendors’ Representative” means the representative appointed by and on behalf of the Vendors, collectively, to perform certain administrative functions hereunder, initially being Mazoyer;

1.1.100	“VTI” means Vermont Transformers, Inc.; and

1.1.101	“VTI Transaction” as the meaning set out in Section 5.1.17.

1.2	Preamble

The Parties acknowledge and declare that the Preamble shall form part of this Agreement.

1.3	Governing Law; Attornment

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Québec and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction). The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Québec, judicial District of Montreal, with respect to any matters arising pursuant hereto.

1.4	Entire Agreement; Amendment

This Agreement constitute the entire agreement between the Parties with respect to the transactions herein contemplated and cancel and supersede any prior understandings, agreements, negotiations and discussions, written or oral, between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the Parties other than those expressly set forth in this Agreement or in any Closing Document.  This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the Parties. Notwithstanding anything contained herein, the exclusivity undertaking contained in the letter of intent dated April 15, 2011 shall remain in full force and effect as set out therein.

1.5	Calculation of Time

In this Agreement, unless otherwise specified, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Montreal time) on the last day of the period.  If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Montreal time) on the next succeeding Business Day.

1.6	Performance on Holidays

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be valid if performed on the next succeeding Business Day.

1.7	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.8	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered, unless otherwise specifically set forth in this Agreement, in cash, by wire transfer or by other form of readily available funds to the account or accounts specified by the payee.

1.9	Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  For clarity, the validity or enforceability of this Agreement shall not be affected by any determination made in respect of the validity or enforceability of Article 8.

1.10	Conflict

In the event of any conflict or inconsistency between the terms and conditions in the body of this Agreement and those in any Schedule (including any agreement entered into pursuant to this Agreement), the terms and conditions in the body of this Agreement shall govern and take precedence and the Parties shall take such steps as may be required or desirable to conform the conflicting or inconsistent provisions thereof to this Agreement.

1.11	Consents and Approvals

Unless otherwise specified, where the consent or approval of a Party is contemplated or required by the terms of this Agreement, that Party shall not unreasonably delay, condition or withhold the giving of such consent or approval after a request therefor has been made by another Party.

1.12	Recourses Cumulative

The rights, recourses, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, recourses, powers and privileges otherwise available to that Party.

1.13	Additional Rules of Interpretation

1.13.1	In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

1.13.2
The division of this Agreement into Articles, Sections, Sections, Schedules and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer.

1.13.3
Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Section, paragraph, clause, Schedule or Exhibit are to the applicable article, section, Section, paragraph, clause, Schedule or Exhibit of this Agreement.

1.13.4
Wherever the words “include”, “includes” or “including” are used in this Agreement or in any Closing Document, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

1.13.5
The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

1.13.6
Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.  In the event that any currency figures are required to be converted to Canadian currency for purposes of making any calculations or Adjustments under this Agreement or any Closing Document, all such conversions shall be completed, effected and calculated at the noon nominal exchange rate on the date on which such calculation is made, as indicated by the Bank of Canada currently accessible through www.bankofcanada.ca.

1.13.7
Wherever in this Agreement reference is made to generally accepted accounting principles (“GAAP”), such reference shall be deemed to be to generally accepted accounting principles  in Canada, applicable as at the date on which such principles are applied, provided, however, that the Closing Financial Statements shall be prepared in accordance with both Canadian GAAP and GAAP applicable in the United States.

1.13.8
Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder and all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.

1.13.9
All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, exhibits and appendices attached thereto.

1.13.10
The term “ordinary course”, when used in relation to the conduct by the Corporation of the Business, or the conduct of business by any other Person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, consistent with past practice.

1.13.11	Unless otherwise defined herein, words or abbreviations which have well-known trade meanings are used herein with those meanings.

1.14	Schedules, Exhibits and Appendices

The following are the Schedules, Exhibits and Appendices attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule 1.1A	–	Financial Statements

Schedule 1.1B	–	Permitted Encumbrances

Schedule 2.6	–	Allocation of Purchase Price

Schedule 3.1.6	–	Approvals and Consents

Schedule 3.1.10	–	Incorporation, Formation and Organization of the Corporation

Schedule 3.1.14	–	Authorized and Issued Capital of the Corporation

Schedule 3.1.17	–	Regulatory Approvals

Schedule 3.1.19	–	Adjustments to Financial Statements

Schedule 3.1.20	–	Liabilities

Schedule 3.1.21	–	Material Change

Schedule 3.1.22	–	Business carried on Outside Ordinary Course

Schedule 3.1.23	–	Guarantees

Schedule 3.1.24	–	Non-Arm’s Length Transactions

Schedule 3.1.25	–	Employees

Schedule 3.1.26	–	Employee Benefit Plans

Schedule 3.1.27	–	Debt Instruments

Schedule 3.1.29	–	Leased Real Property

Schedule 3.1.32	–	Movable Property

Schedule 3.1.33	–	Equipment Leases

Schedule 3.1.36	–	Sufficiency and Condition of Assets

Schedule 3.1.37	–	Insurance

Schedule 3.1.38	–	Contracts

Schedule 3.1.39	–	Customers and Suppliers

Schedule 3.1.40	–	Vendors’ Suppliers

Schedule 3.1.41	–	Legal Proceedings

Schedule 3.1.42	–	Banking Information

Schedule 3.1.44	–	Accounts Receivable

Schedule 3.1.47	–	Licences

Schedule 3.1.48	–	Intellectual and Industrial Property

Schedule 3.1.49	–	Privacy Compliance

Schedule 3.1.50	–	Government Assistance Programs

Schedule 3.2.3	–	Consents

Schedule 4.3.2	–	Pre-Closing Transactions

Exhibit 2.4	–	Form of Adjustment Summary

2.	PURCHASE AND SALE OF SHARES, PURCHASE PRICE AND RELATED MATTERS

2.1	Purchase and Sale of the Purchased Shares

Subject to the terms and conditions of this Agreement, each of the Vendors agrees to sell, transfer and assign that portion of the Purchased Shares owned by such Vendor to the Purchaser, and the Purchaser agrees to purchase the Purchased Shares from the Vendors at the Closing Time.

2.2	Purchase Price

The purchase price payable by the Purchaser for the Purchased Shares shall be, subject to Section 2.5, five million five hundred thousand dollars ($5,500,000) (the “Purchase Price”).

2.3	Payment of Purchase Price

2.3.1	The Purchase Price shall be payable as follows:

(a)
an amount equal to four million nine hundred fifty thousand dollars ($4,950,000), shall be paid and satisfied by the Purchaser on the Closing Date by way of bank draft or wire transfer to each of the Vendors as set out in Section 2.6; and

(b)
an amount equal to five hundred and fifty thousand dollars ($550,000) (the “Escrowed Funds”) shall be paid and satisfied by the Purchaser on the Closing Date by a bank draft or wire transfer to the account of the Escrow Agent. The Escrowed Funds shall be released in accordance with the Escrow Agreement.

2.4	Closing Financial Statements

2.4.1
The Vendors shall, at the Purchaser’s expense, but only up to maximum of forty thousand dollars ($40,000), instruct and cause the Corporation Accountant to prepare and deliver to the Purchaser, as soon as practicable following the Closing, and in any event no later than August 31, 2011, draft Closing Financial Statements in accordance with the provisions hereof.  The Corporation Accountant shall be instructed to deliver to the Purchaser, for review by the Purchaser and the Purchaser’s Accountants, a draft of the Closing Financial Statements, together with a draft statement reflecting the Adjustment (the “Adjustment Summary”) setting forth the amount of the Adjustment and the particulars of how the Adjustment was determined.

2.4.2
The Purchaser shall have fifteen (15) Business Days to review the draft Closing Financial Statements and the draft Adjustment Summary.  The Purchaser shall be entitled to all reasonable access to the Books and Records as well as to the complete files, records and working papers of the Corporation Accountant related to the Corporation for the purpose of investigating and verifying the matters set out in the draft Closing Financial Statements or the draft Adjustment Summary.  Moreover, the Vendors shall cause the Corporation’s Accountant to be available to meet the Purchaser and the Purchaser’s Accountant to discuss the draft Closing Financial Statements and the draft Adjustment Summary.

2.4.3
If the Purchaser is satisfied with the Adjustment set forth therein, it shall sign a copy of such Adjustment Summary to evidence its agreement therewith.  If the Purchaser is not satisfied with the Adjustment set out in the Adjustment Summary or with the contents of the Draft Financial Statements, it shall provide a Dispute Notice and the Purchaser and the Vendors shall adhere to the mechanism for settling such matters as provided for in this Section 2.4.  If the Purchaser does not deliver a Dispute Notice within fifteen (15) Business Days after receipt of the draft Closing Financial Statements and the draft Adjustment Summary, then the Purchaser shall be deemed to have accepted the Closing Financial Statements and the Adjustment Summary.

2.4.4
In the event that the Purchaser wishes to dispute in any way the draft Closing Financial Statements or the draft Adjustment Summary, the Purchaser shall advise the Vendors’ representative in writing with full particulars of such dispute (the “Dispute Notice”) within fifteen (15) Business Days of receipt of the draft Closing Financial Statements or the draft Adjustment Summary and with a copy of such notification to the Corporation Accountant and the Purchaser’s Accountants.  The Purchaser and the Vendors, together with the Corporation Accountant and the Purchaser’s Accountants, respectively, shall, for a period of fifteen (15) Business Days from the date of receipt of the Dispute Notice, attempt to resolve such dispute.  In the event that such dispute cannot be resolved within such fifteen (15) Business Day period, the Purchaser and Vendors shall forthwith refer the matter to the Third Party Accountant.  The Purchaser and Vendors shall, and shall cause their respective accountant or auditor, as the case may be, to provide the Third Party Accountant with any information, documentation and assistance as the Third Party Accountant may request in connection with resolving any said disputes. The Third Party Accountant shall be requested and shall have the right to make any determination or report of the Closing Financial Statements or the Adjustment Summary and to determine the amount, if any, of any Adjustment and the decision of the Third Party Accountant in this regard shall be final and binding on all Parties hereto, and no appeal shall lie therefrom.  The Third Party Accountant shall have sixty (60) days to render a decision.  The fees and expenses of the Corporation Accountant shall be borne by the Vendors and the fees and expenses of the Purchaser’s Accountants shall be borne by the Purchaser.  The fees and expenses of the Third Party Accountant shall be borne fifty percent (50%) by the Vendors and fifty percent (50%) by the Purchaser.

2.4.5
The Third Party Accountant shall be provided with all reasonable access to the books, records and other information of the Corporation (including its Accounting Records) as the Third Party Accountant may reasonably request, from time to time, for the purpose of reviewing all transactions and financial books, records and accounts required in connection with their calculation of the and the finalization of the Closing Financial Statements.

2.5	Adjustment

2.5.1
The Purchase Price shall be adjusted, upwards or downwards, based on the difference, if any, between the Net Equity reflected in the Closing Financial Statements (provided that the Canadian GAAP figures reflected in the Closing Financial Statement shall be used for the purpose of determining the amount of the Net Equity) and the Adjustment Summary (the “Adjusted Equity”), and an amount of $3,300,000 (the “Benchmark Value”), and:

(a)	if the Adjusted Equity and the Benchmark Value are equal, there shall be no additional payments on account of the Purchase Price;

(b)
if the Benchmark Value exceeds the Adjusted Equity, the Vendors shall pay to the Purchaser within ten (10) Business Days of the final determination of the Adjustment Summary such difference by bank draft or other means of immediately available funds, provided that if the Vendors fail to so pay, the Purchaser shall have the right at its sole option to (i) set-off such amount against the Escrowed Funds, or (ii) set-off such amount against any other amounts payable by the Purchaser to the Vendors under this Agreement;

(c)
if the Adjusted Equity exceeds the Benchmark Value, the Purchaser shall pay to the Vendors within ten (10) Business Days of the final determination of the Adjustment Summary such difference by bank draft, wire transfer or other means of immediately available funds; and

(d)	Any adjustment made pursuant to this Section 2.5 shall hereinafter be referred to as the “Adjustment”.

2.6	Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Shares and among the Vendors as set out in Schedule 2.6. The Purchaser and the Vendors shall (i) follow the allocations set out in Schedule 2.6 in their books and for determining and reporting their Liabilities for any Taxes and, without limitation, shall file their respective Tax Returns prepared in accordance with such allocations, (ii) file all forms required under the Income Tax Act and all other Tax Returns and reports in accordance with and based upon such allocation, and (iii) take no position in any Tax Return, Tax proceeding, Tax audit or otherwise which is inconsistent with such allocation.  The Parties agree that such allocations are fair and reasonable.  The Parties further agree that, to the extent that the amount paid on account of the Purchase Price is adjusted as a result of the Adjustment, the allocation of the Purchase Price among the Purchased Shares as set out in Schedule 2.6 shall be adjusted, proportionally among the Vendors according to the percentage of the Purchase Price allocated to each Vendor.

2.7	Delivery of Securities Certificates

The Vendors shall transfer and deliver to the Purchaser at the Closing Time certificates representing the Purchased Shares duly endorsed in blank for transfer, and accompanied by irrevocable transfer powers of attorney duly executed in blank.

2.8	Place of Closing

The Closing shall take place on the Closing Date at the offices of FMC Law, 1 Place Ville Marie, 39th Floor, Montréal (Québec) H3B 4M7, or at such other place as may be agreed upon by the Vendors and the Purchaser.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties

The Vendors represent and warrant to the Purchaser on a joint and solidary basis, that the following representations and warranties are true and correct and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated in this Agreement and that the Purchaser would not have entered into this Agreement or any Closing Document without them.

3.1.1	Formation of Fiducie Mazoyer

Fiducie Mazoyer is a trust duly established, settled and constituted under the laws of the Province of Québec. Other than as contemplated herein, no proceedings have been taken or authorized by the Trustees, or, to the knowledge of the Vendors, by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Fiducie Mazoyer or with respect to the reorganization of Fiducie Mazoyer, nor have any such proceedings been taken by any other Person.  The Constating Documents of Fiducie Mazoyer are valid and in good standing. The Trustees have been validly appointed pursuant to the Constating Documents are the sole trustees of Fiducie Mazoyer, have not resigned as trustees of Fiducie Mazoyer and are qualified to act as the trustees of the Fiducie Mazoyer.

3.1.2	Incorporation, Formation and Organization of BAI

BAI is a corporation duly incorporated, organized and subsisting under the laws of the Province of Québec.  Other than as contemplated herein, no proceedings have been taken or authorized by the Vendors or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of BAI or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to BAI.  True and complete copies of the Constating Documents of BAI and all by-laws of BAI have been delivered to the Purchaser.  The Constating Documents and the by-laws of BAI constitute all of the Constating Documents and by-laws of BAI, are complete and correct and are in full force and effect.  Schedule 3.1.2 sets out a list and dates of the Constating Documents of BAI and of any amendments thereto.  No certificates of amendment have been filed or authorized by the shareholders of BAI since the dates set forth in Schedule 3.1.2.

3.1.3	Ownership of Purchased Shares

(a)
Fiducie Mazoyer is the sole registered owner of the Fiducie Mazoyer Shares. The Trustees have the rights to transfer, on behalf of the beneficiaries of Fiducie Mazoyer, such Purchased Shares beneficially owned by such beneficiaries. Fiducie Mazoyer holds good and marketable title to the Purchased Shares, and such Purchased Shares are owned free and clear of all Encumbrances.

(b)
BAI is the sole registered and beneficial owners of the BAI Shares, BAI holds good and marketable title to the Purchased Shares owned by it, and such Purchased Shares are owned free and clear of all Encumbrances.

(c)
Mazoyer is the sole registered and beneficial owners of the Mazoyer Shares, Mazoyer holds good and marketable title to the Purchased Shares owned by him, and such Purchased Shares are owned free and clear of all Encumbrances.

(d)
There is no Contract, option or any other right of another Person binding upon or which at any time in the future may become binding upon any of the Vendors to sell, transfer, assign or in any other way dispose of or grant any encumbrance on any of the Purchased Shares other than pursuant to the provisions of this Agreement.  On Closing, the Purchaser shall acquire good title to the Purchased Shares, free and clear of all Encumbrances.

3.1.4	Authorization of Transfer of Purchased Shares

(a)
All necessary action has been taken by the Trustees in accordance with the provisions of the Constating Documents of Fiducie Mazoyer, acting in their capacity as trustees of Fiducie Mazoyer, respectively, to transfer the legal and beneficial title and ownership of the Fiducie Mazoyer Shares to the Purchaser free and clear of all Encumbrances, and to authorize the execution and performance of their obligations under this Agreement and any Closing Document. The Trustees have all requisite power and authority to enter into this Agreement and any Closing Document, in their capacity as trustees of the Fiducie Mazoyer and to perform their obligations hereunder and thereunder and have obtained all necessary authorizations and consents to fulfil their obligations hereunder and thereunder. The trust patrimony of Fiducie Mazoyer is sufficient to allow the Trustees to discharge any obligation of the Trustees created under this Agreement or any Closing Document.  The obligations of the Trustees created under this Agreement can be legally and validly enforced against the trust patrimony of Fiducie Mazoyer.

(b)
BAI has full power, authority, capacity and right to enter into this Agreement and any Closing Document, to transfer the legal and beneficial title and ownership of the BAI Shares to the Purchaser free and clear of all Encumbrances and to perform its obligations hereunder.  All corporate action has been taken by BAI and its shareholders, directors and officers to enter into and execute this Agreement and any Closing Document, to transfer the legal and beneficial title and ownership of the Purchased Shares it owns to the Purchaser free and clear of all Encumbrances and to perform its obligations hereunder or under any Closing Document.

3.1.5	No Contravention

Neither the entering into of this Agreement and any other related agreements and documents nor the completion of the transactions contemplated hereby by the Vendors will result in the violation of: (a) any agreement or other instrument to which either of the Vendors is a party or by which either of the Vendors is bound (b) the Constating documents or by-laws of either of the Vendors or by which any of the Purchased Shares are bound, or (c) any Applicable Law, Order or Licence by which either of the Vendors is bound.  This Agreement has been validly executed by the Vendors.  The execution of this Agreement and all other related agreements or Closing Document constitute a valid and legally binding obligation of each Vendor enforceable in accordance with its terms subject to Enforceability Limitations and no Licence, consent, authority or other approval is required for any Vendor to execute any such document and complete the transactions therein contemplated.

3.1.6	Approvals and Consents

No consent, approval, order or authorization of, or declaration, filing or registration with, or notice to any Governmental Authority or other Person not already obtained, made or given by the Corporation or the Vendors is required to be obtained, made or give by the Corporation or Vendors in connection with the execution, delivery or performance by the Vendors of this Agreement or any Closing Documents or the consummation by the Vendors of the transactions contemplated hereby, other than such consents, approvals, filings or notices set out in Schedule 3.1.6.

3.1.7	No Shareholders’ Agreement

Neither of the Vendors is bound by any shareholders’ agreement, unanimous shareholders’ agreement, pooling agreement, voting trust or other similar agreement with respect to the ownership or voting of the Purchased Shares owned by it.

3.1.8	Legal Proceedings and Bankruptcy/Insolvency

There is no Legal Proceeding in progress, pending or threatened, against or affecting the Vendors or affecting the title of either of the Vendors to any of its assets, including the Purchased Shares owned by it, at law or in equity or before or by any Tribunal and there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting either of the Vendors which, in any such case, affects adversely or might affect adversely the ability of either of the Vendors to enter into this Agreement, to transfer the Purchased Shares owned by it to the Purchaser or to perform its obligations hereunder. Neither of the Vendors is insolvent and neither of the Vendors has committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrance or receiver has taken possession of either of the Vendors’ property nor is any of the foregoing pending or threatened.

3.1.9	Residence of Vendors

Neither of the Vendors is a “non-resident” of Canada within the meaning of the Income Tax Act.

3.1.10	Incorporation, Formation and Organization of the Corporation

The Corporation is a corporation duly incorporated, organised and subsisting under the laws of Canada.  Other than as contemplated herein, no proceedings have been taken or authorized by the Vendors, or, to the knowledge of the Vendors, by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to the Corporation.  True and complete copies of the Constating Documents of the Corporation and all by-laws of the Corporation are contained in the minute books of the Corporation made available to the Purchaser.  The Constating Documents of the Corporation and the by-laws of the Corporation constitute all of the Constating Documents and by-laws of the Corporation are complete and correct and are in full force and effect.  There are no shareholders’ agreements or unanimous shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any of the Shares.  Schedule 3.1.10 sets out the dates of the Constating Documents of the Corporation and of any amendment thereto.  No certificates of amendment have been filed or authorized by the shareholders of the Corporation since the dates set forth in Schedule 3.1.10.

3.1.11	Corporate Records

The minute books of the Corporation and other corporate or similar records made available to the Purchaser for review have been maintained in accordance with Applicable Law and contain, without limitation, complete and accurate copies of all by-laws of the Corporation and minutes of all meetings of, and resolutions passed by the shareholders, directors and committees of directors since the date of incorporation of the Corporation. All such meetings were duly called and held and all such by-laws and resolutions were duly passed and enacted.  The share certificate book, register of shareholders, register of transfers and register of directors of the Corporation are complete, accurate and current.

3.1.12	Qualification of the Corporation to do Business

The Corporation has the necessary corporate power, authority and capacity to own or lease and use its property and assets and to carry on the Business as it is now being conducted by it and is registered, licensed or otherwise qualified to carry on the Business in each jurisdiction in which the nature of the Business as carried on by it or the property or assets owned or leased or used by it makes such qualification necessary.

3.1.13	Conflicting Instruments

Neither the entering into of this Agreement nor any other agreement or instrument contemplated hereby by the Vendors nor the completion of the transactions herein contemplated will:  (a) conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Corporation under any of the terms and provisions of (i) any Applicable Law, (ii) the Constating Documents of the Corporation or its by-laws or any resolution of the directors or shareholders of the Corporation; or (iii) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions contemplated herein any Licence, Order or Contract to which the Corporation is a party or by which it is bound; (b) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions contemplated herein, relieve any other party to any Contract, Real Property Lease or Equipment Lease of that party’s obligations thereunder or enable it to terminate its obligations thereunder; (c) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions contemplated herein, cause the Corporation to lose any rights under any Contract, Real Property Lease or Equipment Lease or any right to a government grant or tax credit or refund; or (d) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions herein contemplated, result in the creation of any Encumbrance on any of the property or assets of the Corporation.

3.1.14	Authorized and Issued Capital of Corporation

The authorized capital of the Corporation consists of such classes and number of Shares set out in Schedule 3.1.14, of which only the Purchased Shares have been validly issued and are outstanding as fully paid and non-assessable Shares.

3.1.15	Investments

The Corporation has no subsidiaries, nor does it own, directly or indirectly, any shares in the capital of any body corporate, nor has any equity or ownership interest in any other business or Person.

3.1.16	No Obligation to Issue Securities

There are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation is, or may become, obligated to issue any Shares or other securities.

3.1.17	Regulatory Approvals

Except as set forth in Schedule 3.1.17, no Regulatory Approval or registration or filing with, notice to, consent from or waiver from, any Governmental Authority or other Person is required to be obtained or made by the Corporation: (a) to avoid the loss of any Licence relating to the Business; or (b) to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation.

3.1.18	Books and Records

The Vendors have made available to the Purchaser the Books and Records for the Corporation.  All financial transactions of the Corporation have been accurately recorded in such Accounting Records and such Accounting Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation.  All such Books and Records are in the full possession and exclusive control of and are owned exclusively by the Corporation and are not dependent upon any computerized or other system or device that is not exclusively owned and controlled by the Corporation.

3.1.19	Financial Statements

The Financial Statements:

(a)	have been prepared from the Books and Records in accordance with GAAP, applied on a basis consistent with that of the preceding periods;

(b)	present fairly the financial position of the Corporation;

(c)
fairly disclose the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Corporation and present fairly the financial condition and the results of operations of the Corporation, each as at the dates thereof and for the periods covered thereby;

(d)
reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts and other employment arrangements for current employees of the Corporation (including management fees and employee incentives) which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period; and

(e)
contain or reflects adequate reserves for all liabilities and obligations (including for warranty claims, bonuses, vacation pay and Taxes) of the Corporation, whether absolute, contingent or otherwise, as at the date thereof.

3.1.20	Liabilities

The Corporation does not have any Liabilities except liabilities disclosed on, reflected in or provided for in the Financial Statements, liabilities set forth in Schedule 3.1.20 hereto, and liabilities incurred in the ordinary course of business and attributable to the period since July 1, 2010, which are not, either individually or in the aggregate, materially adverse to the Business, or to the operations, affairs, prospects, bank financing or condition (financial or otherwise) of the Corporation.

3.1.21	No Material Change

Other than those changes set out in Schedule 3.1.20, since July 1, 2010, there has been no change in the Business or in the operations, affairs, prospects, bank financing or condition (financial or otherwise) of the Corporation, including any such change arising as a result of any change in Applicable Law, revocation of any Licence or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except for changes occurring in the ordinary course of business and which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Business or the operations, affairs, prospects, bank financing or condition (financial or otherwise) of the Corporation.

3.1.22	Business Carried on in Ordinary Course

Since July 1, 2010, the Business has been carried on in the ordinary course, consistent with past practice of the Business and, in particular and without limitation, the Corporation has not, except as disclosed in Schedule 3.1.22 and other than as may be contemplated pursuant to the Pre-Closing Transactions:

(a)	transferred, assigned, sold or otherwise disposed of any of its assets;

(b)	settled any Liability or Legal Proceeding pending against it or any of its assets;

(c)
discharged or satisfied any Encumbrance, or paid any obligation or Liability other than Liabilities included in the Financial Statements, current Liabilities incurred since March 31, 2010, in the ordinary course of business and scheduled payments under loan agreements and other Contracts;

(d)	suffered an operating loss or any extraordinary loss;

(e)	made any change in the method of billing customers or the credit terms made available to customers;

(f)	made any change with respect to any method of management operation or accounting in respect of the Business;

(g)	created or permitted to exist any Encumbrance on any of its assets other than a Permitted Encumbrance;

(h)	made any capital expenditures;

(i)	waived or cancelled any rights or claims;

(j)	modified, amended or terminated any Contract or waived or released any right which it has or had, other than in the ordinary course of business;

(k)
declared or paid any dividend or declared or made any other distribution or return of capital in respect of any of its Shares (or been deemed under the Income Tax Act or the Taxation Act to have done so) or purchased, redeemed or otherwise acquired any of its Shares or agreed to do so except as disclosed by the Financial Statements;

(l)
had a supplier terminate, or communicate to the Corporation the intention or threat to terminate, its relationship with the Corporation, or the intention to reduce substantially the quantity of products or services it sells to the Corporation or the intention to increase the prices it charges for goods or services it sells to the Corporation;

(m)
had any customer terminate, or communicate to the Corporation, the intention or threat to terminate, its relationship with the Corporation, or the intention to reduce substantially the quantity of products or services it purchases from the Corporation, or its dissatisfaction with the products or services sold by the Corporation;

(n)	made any payment to any Interested Person, except as disclosed by the Financial Statements; or

(o)	authorized or agreed or otherwise become committed to do any of the foregoing (each an “Extraordinary Event”);

valued over $10,000 individually or in the aggregate with all other Extraordinary Events over $30,000.

3.1.23	Guarantees

Except as set forth in Schedule 3.1.23, the Corporation has not given nor agreed to give, nor is a party to or bound by or subject to any Guarantee.

3.1.24	Non-Arm’s Length Transactions

No Interested Person is indebted to the Corporation nor is the Corporation indebted to any Interested Person, except such indebtedness as is disclosed in Schedule 3.1.24 or expressly disclosed in the Financial Statements, and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the Business.  Except as described in Schedule 3.1.24 and except for Contracts of employment, the Corporation is not a party to any Contract with any Interested Person.  No Interested Person:  (a) owns, directly or indirectly, in whole or in part, any property that the Corporation use in the operation of the Business; or (b) to the knowledge of the Vendors, has any cause of action or other claim whatsoever against, or is owed any amount by the Corporation in connection with the Business, except for any Liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued expense reimbursements, vacation pay and benefits under the Employee Benefit Plans.  Since July 1, 2010, no payment has been made to any Interested Person outside the ordinary course of business except as otherwise contemplated herein or disclosed in the Financial Statements.

3.1.25	Employees

(a)
Schedule 3.1.25 contains a complete and accurate list of the titles or positions of all Employees identified by their respective employee number, including Employees who are on a leave of absence, sick leave, disability leave, pregnancy leave, parental leave or other statutory leave (including salary, wages and eligibility for any bonuses, incentives, allowances or other perquisites), date of hire, current status (whether active or inactive) the location of their employment, a list of all Employees in alphabetical order, a list of all Employment Agreements and whether such Employees are part of the Bargaining Unit or not, a summary of the terms of all oral contracts with Employees, a list of all Collective Agreements, and the remuneration of, and Employee Benefit Plans applicable to, each Employee.  Schedule 3.1.25 also contains a list of all Persons receiving compensation for work provided to the Corporation with respect to the Business (which for greater certainty shall include any contractual parties and shall exclude any lawyers or accountants, or other similar advisers) who are not Employees, particulars of their terms of engagement and lists of any written contacts with those Persons, if any.  Schedule 3.1.25 also contains a list of all Persons who have, or may be able to, assert rights to be reinstated to employment or recalled from layoff from employment, as well as an explanation of the basis on which such assertion may be made.

(b)
Except as set out in Schedule 3.1.25, the Corporation is not a party to or bound by or subject to any Collective Agreement, nor has the Corporation made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, and the Corporation is not required to recognize any labour union or employee association representing its Employees or any agent having bargaining rights for its Employees and there is no current attempt to organize, certify or establish any labour union or employee association with respect to Employees nor has there been any attempt to do so during the period of five (5) years preceding the date hereof.

(c)
Without limiting the generality of the provisions of this Agreement, the Bargaining Unit is the only bargaining unit representing the Employees.  The Collective Agreement listed in Schedule 3.1.25 is the only Collective Agreement to which the Corporation is a party.  Such Collective Agreement is in force and effect and has a term expiring on March 15, 2013 and the Corporation is not in default thereunder.  The Corporation is not required to negotiate any terms and conditions with the Employees other than those contained in such Collective Agreement.

(d)
Except as set out in Schedule 3.1.25, the Corporation has no reason to believe that any Employee or other person listed in Schedule 3.1.25 will terminate his or her employment or contractual relationship as a result of or in anticipation of the transactions herein contemplated.  To the knowledge of the Vendors, general relations between the Corporation and its Employees are good and there is no present, pending or threatened labour strike, dispute, arbitration, slowdown or work stoppage with respect to the Employees of the Corporation.

(e)
Except as set out in Schedule 3.1.25, the Corporation is not liable to any Employee or other person listed in Schedule 3.1.25  or former employee on contractual party for any damages under any Applicable Law or any agreement or arrangement relating to any Employee Benefit Plan.

(f)
Except as set out in Schedule 3.1.25, the Corporation is not in arrears in the payment of wages, salary, commissions, overtime pay, bonuses, vacation pay, expense reimbursement or any other amounts owing to Employees or former employees under Applicable Law.

(g)	Except as set out in Schedule 3.1.25, none of the Employees are entitled to any carried over or accrued vacation time or vacation pay relating to any time prior to March 31, 2010.

(h)
Other than as set out in Schedule 3.1.25, there are no known existing or threatened losses, damages, expenses, liabilities, claims, complaints, proceedings or demands against the Corporation by employees, contractual parties, directors, or former employees, directors or contractual parties of the Corporation, as applicable, for unpaid wages, professional fees, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Applicable Law or Order.

(i)
Other than as set out in Schedule 3.1.25, the Corporation has complied with all Applicable Law and Orders relating to any of their Employees, other person listed in Schedule 3.1.25 or former employees, independent contractors, contractual parties, partners and consultants, as applicable.

(j)
The Corporation has not received, within the past three (3) years, any notice of failure to comply with any Applicable Law or Order that has not been rectified.  All previously alleged or filed charges or complaints of non-compliance with Applicable Law or Orders relating to any of the Employees or other person listed in Schedule 3.1.25 or former employees, independent contractors, contractual parties or consultants of the Corporation are disclosed in Schedule 3.1.25.

(k)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Corporation pursuant to An Act respecting industrial accidents and occupational diseases or its regulations and the Corporation has not been reassessed pursuant to such legislation or regulations during the past three (3) years.  There is no audit currently being performed pursuant to any applicable workers’ compensation legislation or regulations nor has any such audit been announced or threatened.  Except as set out in Schedule 3.1.25, there are no existing claims or, to the knowledge of the Vendors, potential claims which may materially adversely affect the accident cost experience or premiums of the Corporation and there are no appeals pending before the Commission de la Santé et de la Sécurité du Travail du Québec.

(l)
The Corporation has provided to the Purchaser all Orders and inspection reports under An Act respecting occupational health and safety or the regulations thereunder (“AOHS”) relating to the Corporation for the past three (3) years.  There are no outstanding Orders or charges or, to the knowledge of the Vendors, pending or threatened against the Corporation under the AOHS.

(m)
The Corporation has complied with all Applicable Law relating to the employment and the termination of employment of any Employees or former employees.  There are no outstanding, pending or threatened claims, complaints or proceedings by any of the Employees or any other Person against the Corporation under any Employment Agreement or Employee Benefit Plan (whether oral or written) or under any human rights, employment standards, pay equity, occupational health and safety, workers’ compensation or any other employment-related statute, and the Corporation has not been advised, and to the knowledge of the Vendors, no such claims, complaints or proceedings may be filed.

(n)
The Corporation has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is outstanding or, to the knowledge of the Vendors, pending or threatened against the Corporation.

3.1.26	Employee Benefit Plans

(a)
Schedule 3.1.26 lists and describes each of the Employee Benefit Plans in which Employees and/or retired or former employees of the Corporation participate.  Copies of each written Employee Benefit Plan, as amended to the date hereof, as well as summary descriptions of the Employee Benefit Plans provided to Employees and former employees of the Corporation have been provided to or made available to the Purchaser.  All copies and summary descriptions of each written Employee Benefit Plan completely and accurately describe, in all material respects, the benefits provided therein.  In the case of each unwritten Employee Benefit Plan, a written description thereof which accurately describes, in all material respects, all provisions of such Employee Benefit Plan, as amended to the date hereof, has been provided to or made available to the Purchaser.  There have been no promised improvements, increases or changes to the benefits provided under any Employee Benefit Plan.  None of the other Persons listed on Schedule 3.1.25, including contractual parties participate in any Employee Benefit Plan, and no former independent contractor or contractual party is eligible to participate in or receive benefits under any current or former Employee Benefit Plan.

(b)
The Corporation does not have nor has it ever had, any registered pension plan under which the Employees accrue pension benefits or under which benefits are provided to retired or former employees or contractual parties or any supplemental retirement plans or top-up plans to provide supplemental retirement income to any of its Employees or other person listed in Schedule 3.1.25.  Further, the Corporation is not participating nor has it ever participated in a multi-employer pension plan or a multi-employer health and welfare trust.  The Corporation has no current or past obligation to make contributions to a multi-employer pension plan or a multi-employer health and welfare trust.

(c)
Each Employee Benefit Plan is, and has been, established, registered (where desirable or required), administered and invested, in compliance with the terms of such Employee Benefit Plan and every agreement (past or present) relating to the benefits provided under each such Employee Benefit Plan and all Applicable Law.  Where required by Applicable Law or pursuant to the Employee Benefit Plans, each Employee Benefit Plan has been fully funded or fully insured.

(d)
All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Employee Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, and no Taxes, penalties or fees are owing or exigible under or in respect of any Employee Benefit Plan.  To the knowledge of the Vendors, there are no outstanding defaults or violations thereunder by the Corporation or the administrator of any Employee Benefit Plan, or by the agent of any of them, which could result in or give rise to any liability of the Corporation.

(e)
There is no investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or its assets, and, to the knowledge of the Vendors, no facts exist which presently or after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, proceeding, action, suit or claim (other than routine claims for benefits).

(f)
All employee data necessary to administer each Employee Benefit Plan in respect of the Employees and retired or former employees of the Corporation and their beneficiaries is in the possession of the Corporation, and is complete and accurate, in all material respects, and in a form which is sufficient for the proper administration of the Employee Benefit Plans in respect of such Employees, retired or former employees and their beneficiaries.

(g)
None of the Employee Benefit Plans provides post-employment or post-retirement benefits to or in respect of the Employees or any retired or former employees of the Corporation or to or in respect of the beneficiaries of such Employees and retired or former employees.

(h)	None of the Employee Benefit Plans requires or permits a retroactive increase in premiums or payments. All Employee Benefit Plans which provide for health and welfare benefits are fully insured.

(i)
There exists no liability in connection with any former benefit plan relating to the Employees or retired or former employees of the Corporation and their beneficiaries that has terminated and all procedures for termination of each such former benefit plan has been properly followed in accordance with the terms of such former benefit plan and Applicable Law.

(j)	Neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i)
result in any payment (including, without limitation, bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Employee Benefit Plan;

(ii)	increase any benefits otherwise payable under any Employee Benefit Plan;

(iii)	entitle any Employee or other person listed in Schedule 3.1.25 to any job security or similar benefit or any enhanced benefits; or

(iv)
result in the acceleration of the time of payment payable under any Employee Benefit Plan, or result in any Employee Benefit Plan becoming terminable other than at the sole and unfettered discretion of the Corporation.

(k)
Any data provided by the Corporation to the Purchaser in connection with the Employees or other person listed in Schedule 3.1.25 and retired or former employees or contractual parties of the Corporation and their beneficiaries, including the demographic data and information relating to such Persons, was true, accurate and complete on the date that it was provided to the Purchaser and remains true, accurate and complete in all material respects as of the date hereof.

3.1.27	Debt Instruments

Except as set forth and described in Schedule 3.1.27, the Corporation is not party to or bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument and no Debt Instrument or Encumbrance which the Corporation is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.1.28	Real Property

Except for the Building, the Corporation has no rights or interest in any immovable property, nor to the Corporation party to or bound by or subject to any Real Property Lease.

3.1.29	No Expropriation

The Corporation has not received any notice of expropriation of all or any of its assets (including the Building) or is aware of any expropriation proceeding pending or threatened against or affecting any of its assets (including the Building).

3.1.30	Premises and Building

(a)
There are no work orders outstanding against the Building and the Corporation has not received any deficiency notices, requests or written or oral advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct. The Building is in compliance with the requirements of all insurance companies who have policies covering the Building;

(b)	The Building has not been insulated with urea formaldehyde foam insulation nor has it been fireproofed or insulated with any asbestos fibre product;

(c)
There are not outstanding against the Building any present or future capital levies, sewer impost charges, local improvement rates, special assessments, deferred or instalment charges of a capital nature or any other similar charges;

(d)	There is permitted motor vehicle access (ingress and egress) to the Building from immediately contiguous public roads;

(e)	All of the land, buildings, structures, fixtures and improvements currently used by the Corporation in the conduct of the Business are included in the Farnham Lease;

(f)
All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Building are in good working order and operating condition. The continued existence, use, occupancy and operation of each such line and system is not dependent on the granting of any special Permit, exception, approval or variance;

(g)
All Licenses of all Governmental Authorities having jurisdiction over the Building, and from all insurance companies and fire rating organizations, required to have been issued to the Corporation to enable the Building to be lawfully occupied and used by the Corporation for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect and no action by the Corporation or the Purchaser is required in order that such Permits will remain valid following the completion of the transactions contemplated hereby.

3.1.31	Environmental Matters

Without limiting the generality of Section 3.1.46 hereof:

(a)
the operations of, and the use of the Building by, the Corporation are now and have been in compliance with all applicable Environmental Laws, and the operations and use of the Building by any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Building have been in compliance with all applicable Environmental Laws;

(b)
the Corporation has obtained and holds all Licenses required under applicable Environmental Laws for the conduct of the Business as it is currently conducted and all such Licenses are valid and in full force and effect, and none of such Licenses will be affected by the transactions contemplated hereby.  The Corporation has not received any notice amending, revoking or replacing any such Licenses or requiring the issuance of any additional Licenses. The Corporation has filed in a timely manner all reports, notifications and plans required pursuant to any such Permits;

(c)
there has been no Release by the Corporation (or any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Building), of Hazardous Substances in, under or on the Building and the Building is free of any contamination by the Corporation (or any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Building) of the Environment by Hazardous Substances therein or thereon;

(d)
the Corporation has not received, nor is likely to receive as a result of the consummation of the transactions contemplated hereby, any notification pursuant to any applicable Environmental Laws that any of its current or past operations (or those of any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Building) or any by-product thereof or of the Building, is or may be implicated in or subject to any proceeding, investigation, claim, lawsuit, order, agreement or evaluation by any applicable Governmental Authority or any other Person as to whether (i) any remedial action is or may be needed to respond to a Release or threatened Release of a Hazardous Substance into the Environment; (ii) any recovery is sought from the Vendors for any liability, damage or loss, or any action, suit or proceeding commenced against the Corporation, related to or arising from the current or past operations of the Corporation or the operation of the Building; or (iii) the Corporation is or may be a potentially responsible party for a remedial action, pursuant to any applicable Environmental Law; and

(e)
there is no basis for any action, suit, claim, penalty, fine, investigation or proceeding with respect to any obligation of the Vendors to remediate conditions pursuant to any applicable Environmental Laws or any other potential source of liability for the Corporation under applicable Environmental Laws in connection with any Release of Hazardous Substance by the Corporation (or any predecessor in interest of the Corporation or any prior owner, lessee or occupant of the Building).

3.1.32	Movable Property

Except for property subject to an Equipment Lease, and except as set forth on Schedule 3.1.32, the Corporation is the owner of all of its movable property, whether corporeal or incorporeal, used in the Business with good title thereto free of any Encumbrance other than Permitted Encumbrances.

3.1.33	Equipment

The Equipment constitutes a true and complete list of all of the Equipment used by the Corporation in the operation of the Business. All of the Equipment is (i) in good working order and operating condition, subject to reasonable wear and tear, has been regularly serviced and properly maintained, (ii) adequate and sufficient for the continuing conduct of the Business as now conducted, and (iii) located in the Building. There are no outstanding work orders relating to any of the Vendor which have been received from or required by any Governmental Authority.

3.1.34	Inventory

The Inventory used in connection with the operation of the Business is of merchantable quality, in good and marketable condition, free from defect, usable and saleable in the ordinary course and does not contain any obsolete items. Without in any way limiting the generality of the foregoing, all of the raw materials forming part of the Inventory were inspected by the Employees of the Corporation on delivery and the Corporation has not experienced any problems with finished goods produced from same and have not in the twelve (12) month period preceding the date hereof received any complaints in connection therewith. All of the Inventory has been properly stored and protected. All of the Inventory satisfies the requirements of all Applicable Law. None of the Vendor is on consignment to any other Person, and no purchaser of the Inventory has any contractual or other right to return any of such goods for credit or refund.

3.1.35	Equipment Leases

The Equipment Leases listed or identified on Schedule 3.1.33 are the only leases of movable property to which the Corporation is a party.  All of the Equipment Leases are in full force and effect and no default exists on the part of the Corporation or on the part of any of the other parties thereto.  The entire interest of each of the Corporation under each of the Equipment Leases to which it is a party or by which it is bound is held by the Corporation free and clear of any Encumbrances, except for Permitted Encumbrances and all payments due under the Equipment Leases have been duly and punctually paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

3.1.36	Sufficiency and Condition of Assets

Other than as set out in Schedule 3.1.36:

(a)
The assets owned, licensed or leased by the Corporation constitute all of the property and assets used to carry on the Business as it is currently carried on, are free of defects and include all proprietary rights, and Intellectual and Industrial Property Rights relating to the Business.

(b)	Assets located in a location other than the Leased Real Property are set out in Schedule 3.1.36.

3.1.37	Insurance

(a)
The Corporation has insured the Corporation, its assets, operations and the Business, by reputable insurers in such amounts and against such risks as are customarily carried and insured against by owners of comparable business, properties or assets.

(b)
Schedule 3.1.37 sets forth and describes all insurance policies currently maintained by each of the Corporation, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums.  Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Corporation is an insured party thereunder and is entitled to all rights and benefits thereunder.

(c)
Schedule 3.1.37 sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser.  The Corporation has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. Except as set out in Schedule 3.1.37, to the knowledge of the Vendors, there are no circumstances which might entitle the Corporation to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(d)
No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by the Corporation.  To the knowledge of the Vendors, there are no circumstances or occurrences which would or might form the basis of an increase in premiums for the current insurance coverage maintained by the Corporation.

3.1.38	Contracts

The Corporation is not a party to or bound by or subject to any Contract except for:

(a)	the Real Property Leases set forth on Schedule 3.1.29;

(b)	the Equipment Leases set forth on Schedule 3.1.33;

(c)	service contracts on office equipment;

(d)	Permitted Encumbrances set forth and described in Schedule 1.1C;

(e)	agreements and arrangements with respect to Employees and Persons receiving compensation for work or services provided to the Corporation set forth and described in Schedule 3.1.25;

(f)	Employee Benefit Plans set forth and described in Schedule 3.1.26;

(g)	the insurance policies set forth and described in Schedule 3.1.37;

(h)	the Contracts whose value exceeds $10,000 set forth and described on Schedule 3.1.38;

(i)	the agreements and arrangements relating to Licensed I.P. as set forth and defined in Schedule 3.1.48,

and, except as disclosed in the Schedules referred to in this Section 3.1.38, no Consent is required nor is any notice required to be given under any Contract from any party thereto or any other Person in connection with the completion of the transactions herein contemplated in order to maintain all rights of the Corporation under any such Contract.  Such Contracts are all in full force and effect with no amendments except as disclosed on Schedule 3.1.38 and the Corporation is entitled to all rights and benefits thereunder.  True and complete copies of all Contracts of the Corporation, including any amendments thereto or extensions thereof, have been made available to the Purchaser for inspection.  Such Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms subject to the Enforceability Limitations.  The Corporation has complied with all material terms of such Contracts, has paid all amounts due thereunder, has not waived any rights thereunder, and no default or breach exists in respect thereof on the part of the Corporation or, to the Vendor’s knowledge any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach.  Schedule 3.1.38 also sets forth all quotations, orders or tenders for Contracts which remain open for acceptance.  The Corporation has not become a party to any Contract which it does not have the capacity to perform, including the necessary personnel, equipment and supplies.  Except as disclosed in Schedule 3.1.38, no purchase commitment of the Corporation is in excess of its normal business requirements or is not terminable by the Corporation without penalty on thirty (30) days notice or less.

3.1.39	Customers

Schedule 3.1.39 annexed hereto contains a true and complete list of all the customers of the Corporation.  None of the Corporation nor the Vendors has disclosed any details of same to any third party.  None of the Corporation nor the Vendors has any knowledge of or suspects any termination or adverse change in the relationship of the Corporation with any of its customers.  To the best of the knowledge of the Vendors, the transactions contemplated by this Agreement will not impair the ability of the Purchaser to continue such relationship with the customers of the Corporation.

3.1.40	Vendors Suppliers

Schedule 3.1.40 annexed hereto contains a true and complete list of all the suppliers of the Vendors.  None of the Corporation nor the Vendors has disclosed any details of same to any third party.  None of the Corporation nor the Vendors has any knowledge of or suspects any termination or adverse change in the relationship of the Corporation with any of its suppliers.  To the best of the knowledge of the Vendors, the transactions contemplated by this Agreement will not impair the ability of the Purchaser to continue such relationship with the suppliers.

3.1.41	Legal Proceedings

Except as set forth and described in Schedule 3.1.41, there is no Legal Proceeding (whether or not purportedly on behalf of the Corporation) in progress, pending or, to the knowledge of the Vendors, threatened against or affecting the Corporation, before or by any Tribunal.  To the knowledge of the Vendors, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success.  There is no Order outstanding against or affecting the Corporation nor is there any Order outstanding against or affecting the Corporation which, in any such case, affects adversely or might affect adversely the ability of the Corporation to carry on the Business or the title of the Corporation to its assets.

3.1.42	Banking Information

Schedule 3.1.42 sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Corporation has an account, money on deposit or a safety deposit box relating to the Business and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Corporation relating to the Business and a summary of the terms thereof.

3.1.43	Tax Matters

(a)	Taxes and Tax Returns

The Corporation has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by them and such Tax Returns are correct and complete, and the Corporation has made complete and accurate disclosure in such Tax Returns, in all material respects, and in all materials accompanying such Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. The Corporation has paid all Taxes due and payable by it, including all Taxes shown on such Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

(b)	Liabilities for Taxes

To the knowledge of the Vendors, no examination of any Tax Return of the Corporation by a Governmental Authority is currently in progress.  To the knowledge of the Vendors, except as set forth and described in Schedule 3.1.41, there is no Legal Proceeding, assessment, re-assessment or request for information outstanding or, to the knowledge of the Vendors, threatened against the Corporation with respect to Taxes or any matters under discussion with any Governmental Authority relating to Taxes.

(c)	Waivers

There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Corporation.  The Corporation has received Notices of Assessment for all taxation years up to the taxation year ending in June 30, 2010.

(d)	Withholding, Instalments, GST, QST and Sales Tax Matters

The Corporation has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all such amounts withheld and paid all instalments of Taxes due and payable before the date hereof to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.  The Corporation has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial Tax Legislation in respect of sales tax.

(e)	Tax Basis of Assets

The tax basis of the Corporation in respect of their respective assets and the undepreciated capital cost of such assets for purposes of determining future amortization, depreciation and other income tax declarations for purposes of the Income Tax Act, the Taxation Act and any other relevant provincial Tax Legislation is accurately reflected on each of such parties’ respective Tax Returns and Books and Records.

(f)	Paid-up Capital

The paid-up capital for Tax purposes of the Shares are no less than its stated capital for corporate purposes.

3.1.44	Accounts Receivable

Schedule 3.1.44 annexed hereto sets forth a true and complete aged listing of the Accounts Receivable of the Corporation as of close of business on the day prior to the date hereof, with explanatory notes on over ninety (90) day and over receivables. The Accounts Receivable are accurately recorded in the Books and Records, are genuine and bona fide receivables which arose in the ordinary course of business and, net of reserves (which reserves are adequate and determined in accordance with GAAP, consistently applied), are collectible in full when due without any discount, set-off or counterclaim, within ninety (90) days after the Closing Date, and are not owing from any related parties.

3.1.45	Place of Business

The Corporation carries on the Business only in the Building and has no other place of business.

3.1.46	Compliance with Applicable Law

The Corporation has conducted and is conducting the Business and operates and maintains the properties and assets used in the Business in compliance with Applicable Law, and neither the Vendors nor the Corporation has received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified.

3.1.47	Licences

The Corporation possesses all Licences required under Applicable Law to conduct the Business and to own, use and operate the properties and assets used in the Business. Schedule 3.1.47 is a complete and accurate list of all such Licences.  All Licences of the Corporation are valid and subsisting and in good standing, there is no default thereunder, and no proceeding is pending or threatened and no grounds exist to revoke or amend any of them. None of those Licences (a) contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on the Business, or (b) except as specifically disclosed in this Agreement, requires any Regulatory Approval in connection with the completion of the transactions herein contemplated or in order for the Corporation to maintain such Licences in full force and effect and in good standing after Closing.

3.1.48	Intellectual and Industrial Property

(a)
Schedule 3.1.48 sets forth and describes all of the Corporation’s registered Intellectual and Industrial Property and specifies, for each item, whether such Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) are owned by the Corporation (“Owned I.P.”) or whether such Intellectual and Industrial Property is used by the Corporation under a licence agreement or arrangement from another Person (“Licensed I.P.”).

(b)
Except as set forth and described in Schedule 3.1.48, all of the Owned I.P. is valid and subsisting, is owned by the Corporation with good title thereto free of any Encumbrance, except for Permitted Encumbrances, and the Corporation has the unencumbered right to use (where use includes the ability to modify, market, license, and any other activity associated with the term “use”, all without restriction of any kind from any third Person (in this Section “Use”)) the Owned I.P.

(c)
Except as set out in Schedule 3.1.48, the Corporation has taken all commercially reasonable steps to protect and preserve the confidentiality of all the Owned I.P. not otherwise protected by patents, patent applications or copyright.

(d)
Except as set forth on Schedule 3.1.48, to the knowledge of the Vendors each licence agreement or arrangement with respect to Licensed I.P. is in full force and effect and there is no default thereunder.

(e)
No Person has commenced, or provided notice of intention to commence, any Legal Proceeding claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any of the Owned I.P. or the Licensed I.P.

(f)
Except as set forth on Schedule 3.1.48, to the knowledge of the Vendors, the conduct of the Business by the Corporation and its use of the Owned I.P. and the Licensed I.P. does not conflict with, infringe upon or violate and is not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other Person.

(g)
All plans and drawing used or created in the ordinary course are owned by the Corporation, except where such plans and drawings have been assigned to clients of the Corporation pursuant to an agreement in writing.

(h)
The Corporation has taken commercially reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Corporation and all confidential information provided to third parties.  To the knowledge of the Vendors, all such non-disclosure agreements are valid, binding and enforceable and are in full force and effect and none of the Vendors is aware of any breach of any such non-disclosure agreement.

3.1.49	Personal Information

(a)
Except as set out in Schedule 3.1.49, there are no investigations, inquiries, actions, suits, claims, demands or proceedings, whether statutory or otherwise, pending, ongoing, or to the knowledge of the Vendors, threatened, with respect to the Corporation’s collection, use, disclosure or retention of Personal Information. No Order, whether statutory or otherwise, is pending or has been made, and to the knowledge of the Vendors, no notice has been given pursuant to Applicable Law requiring the Corporation to take (or refrain from taking) any action with respect to Personal Information.

3.1.50	Government Assistance Programs

Schedule 3.1.50 is a complete and accurate list of all agreements, loans and other funding arrangements and assistance programs from any Governmental Authority (“Government Assistance Programs”) which are outstanding in favour of the Corporation. True and complete copies of all documents relating to the Government Assistance Programs have been made available to the Purchaser for inspection. The Corporation has performed all of its obligations under the Government Assistance Programs, and no default on the part of either of the Corporation exists under any Government Assistance Programs.

3.1.51	Disclosure

To the knowledge of the Vendors, the representations and warranties given by them in respect of themselves and the Corporation contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Purchased Shares, and to the extent any such document shall be delivered following the execution of this Agreement but on or prior to the Closing Time, then such statements are made as of the time of such delivery.

3.2	Representations and Warranties with respect to the Purchaser

The Purchaser represents and warrants to the Vendors, as set out in this Section 3.2 and acknowledges that each of the Vendors is relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

3.2.1	Incorporation, Authority and Enforceability

The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Canada. No proceedings have been taken or authorized by the Purchaser or, to the knowledge of the Purchaser, any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Purchaser.  The Purchaser has the power and capacity to enter into this Agreement, to purchase the Purchased Shares from the Vendors as herein contemplated and to perform its other obligations hereunder.  The execution of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action by the Purchaser and this Agreement has been duly and validly executed by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Limitations.

3.2.2	Conflicting Agreements, Regulatory Approval

The execution by the Purchaser of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by the Purchaser of any of the terms or conditions hereof or thereof, will not conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under the Constating Documents of the Purchaser, any indenture, contract or agreement, Order or Applicable Law to which the Purchaser or any of its assets are subject, subject to any required Regulatory Approvals.

3.2.3	Consents

Except as set out in Schedule 3.2.3, the Purchaser is under no obligation, contractual or otherwise, to require or obtain the consent of any Person and no Licences of, or notifications to, any Governmental Authority are required to be obtained in connection with the execution or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein.

3.2.4	Investment Canada Act

The Purchaser is not a “non-Canadian” for purposes of and within the meaning of the Investment Canada Act (Canada).

3.2.5	Disclosure

The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are materially true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading, and to the extent any such document shall be delivered following the execution of this Agreement but on or prior to the Closing Time, then such statements are made as of the time of such delivery.

3.3	Non-Waiver

3.3.1	Purchaser Waiver

No investigations made by or on behalf of the Purchaser at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by any of the Vendors in this Agreement or in any Closing Document.

3.3.2	Vendor Waiver

No investigations made by or on behalf of the Vendors at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Purchaser in this Agreement or in any Closing Document.

3.4	Survival of Representations and Warranties of the Vendors

3.4.1
The representations and warranties of the Vendors contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)
in the case of a claim in respect of the representations or warranties relating to the incorporation, formation or issued and outstanding capital of the Corporation or the Vendors, and the enforceability of the obligations of the Vendors hereunder; title of each of the Vendors to the Purchased Shares; title of the Corporation to its property and assets and, in the case of a claim in respect of a representation or warranty based on a fraud, including a claim relating to any Tax liability of the Corporation, based on a fraud committed in filing a Tax Return or supplying information for purposes of any applicable Tax Legislation, there shall be no time limit within which such a claim may be made;

(b)
in the case of a claim in respect of a representation or warranty relating to a Tax matter, other than a Claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any applicable Tax Legislation, within a period commencing on the Closing Date and ending on the date six (6) months following the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters; and

(c)	in the case of a claim in respect of any other representation or warranty, three (3) years;

and any such claim shall only be made in accordance with the provisions set forth in 6.

3.5	Survival of Representations and Warranties of the Purchaser

3.5.1
The representations and warranties of the Purchaser contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendors with respect thereto, shall continue in full force and effect for the benefit of each of such parties provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

(a)
in the case of a claim in respect of Section 3.2.1 and in the case of a claim in respect of a representation or warranty based on fraud there shall be no time limit within which such a Claim may be made; and

(b)	in the case of a claim in respect of any other representation or warranty, three (3) years.

and any such claim shall only be made in accordance with the provisions set forth in 6.

4.	OTHER COVENANTS OF THE PARTIES

4.1	Covenants of the Vendors

Each of the Vendors hereby covenants and agrees with the Purchaser as set out in this Section 4.1.

4.1.1	Investigations and Availability of Records

During the Interim Period, the Vendors shall permit the Purchaser’s Advisors and representatives of the Purchaser’s lenders to have free and unrestricted access to the property and assets of the Corporation and to the Building, including the Books and Records, as well as to the Employees, in order to make such investigations of the Business and the property and assets of the Corporation, including environmental testings and building inspections and its financial, legal and Tax condition and its compliance with Applicable Law as the Purchaser deems necessary or desirable; provided that such investigations, inspections and evaluations shall be carried out with reasonable advance notice during normal business hours and without undue interference with the operations of the Corporation, and shall in any case be coordinated with the Principals. The Vendors shall co-operate fully in facilitating such investigations and shall furnish copies of all such documents and materials relating to such matters as may be reasonably requested by or on behalf of the Purchaser.

4.1.2	Consents and Regulatory Approvals

Commencing forthwith after the date hereof, each of the Vendors shall and shall cause the Corporation to use all reasonable efforts to obtain, at or prior to the Closing Time, all Consents and Regulatory Approvals.  Commencing forthwith after the date hereof, Trustees shall do such action as may be required to strike-off from the Register of Personal and Movable Real Rights (Quebec) any “stipulations d’inaliénabilité” registered against, or on behalf of, Fiducie Mazoyer, the Trustees, or the settlor of Fiducie Mazoyer.

4.1.3	Conduct of the Business

(a)	During the Interim Period, each of the Vendors shall cause the Corporation, except as may be otherwise required pursuant to the Pre-Closing Transactions, to:

(i)	carry on the Business in the ordinary course and in compliance with Applicable Law and to perform its obligations under all Contracts, Real Property Leases and Equipment Leases;

(ii)
use its best efforts to preserve the Business and the goodwill of suppliers, customers and others having business relations with the Corporation and maintain in full force and effect all Intellectual and Industrial Property Rights owned by the Corporation relating to the Business;

(iii)
use its best efforts to retain the services of the present executives, Employees, consultants and advisors of or to the Corporation (except as may be otherwise specifically required or contemplated by the provisions of this Agreement);

(iv)	use its best efforts to maintain in full force and effect all Contracts to which the Corporation is a party in respect of the Business;

(v)	pay, satisfy and discharge its obligations and Liabilities in the ordinary course of business, consistent with past practice;

(vi)
continue in full force and effect the insurance coverage referred to in Section 3.1.37, to take out such additional insurance as may be required in the ordinary course of the Business or as may be reasonably requested by the Purchaser and to give all notices and present all claims under all insurance policies in a due and timely fashion and promptly advise the Purchaser in writing of any such claims;

(vii)
prepare and file in a timely manner, to the satisfaction of the Purchaser acting reasonably, all Tax Returns required to be filed by them and pay all Taxes required under any applicable Tax Legislation to be paid by them for any taxation year ending on or before the Closing Date, including all Tax Returns required to be filed and all Taxes required to be paid by it for the taxation year ending as a consequence of the Closing and to ensure that all such Tax Returns are true, correct and complete and that such Tax Returns and all materials accompanying such Tax Returns reflect complete and accurate disclosure;

(viii)	pay within the time prescribed by applicable Tax Legislation any required instalments of Taxes owing by such parties;

(ix)
make adequate provision in its Books and Records for the Taxes which relate to any taxation year or part thereof ending or arising before the Closing Date or ending as a consequence of the Closing which are not yet due and payable and for which Tax Returns are not yet required to be filed;

(x)
withhold from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and to pay all such amounts withheld to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation;

(xi)
refrain from entering into any arrangements to provide for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by it without the prior written consent of the Purchaser; and

(xii)
use its best efforts to not cause or permit to exist a breach of any representations and warranties of the Vendors contained in this Agreement or in any Closing Document and to conduct the Business and preserve the Business in such a manner that at the Closing Time, the representations and warranties of the Vendors under this Agreement will be true and correct as if they were made at and as of that time.

(b)
During the Interim Period, the Vendors shall ensure that the Corporation does not (except as may be otherwise required pursuant to the Pre-Closing Transactions), without the prior written consent of the Purchaser:

(i)
become a party to or bound by or subject to any new Contract with any Interested Person or amend or concur in the amendment of any such existing Contract or make or authorize any payment to or for the benefit of any Interested Person;

(ii)	enter into any material Contract;

(iii)
become a party to or bound by or subject to any new agreement or arrangement with respect to employment or employee benefits (other than an employment or personal services agreement or arrangement which is terminable by the Corporation without liability on no more than thirty (30) days’ notice) or amend or concur in the amendment of or increase any payment or obligation under any existing agreement or arrangement with respect to Employee Benefit Plans other than such as is required or contemplated by an existing policy or practice as to periodic review of Employee Benefit Plans;

(iv)
take any step to dissolve, wind-up or otherwise affect, as applicable, its continuing existence as a corporation, or amalgamate or merge with any Person or amend the Corporation’s Constating Documents or by-laws;

(v)	make any loan to or investment in any other Person;

(vi)
become a party to or bound by or subject to any new Debt Instrument or amend or concur in the amendment of or prepay or vary the terms of any indebtedness or other obligation under any existing Debt Instrument, except for the payment in full of existing Debt Instruments at the Closing Time;

(vii)	become a party to or bound by or subject to any new Guarantee or amend or concur in the amendment of any existing Guarantee;

(viii)
declare or pay any dividend or other distribution (whether out of capital or surplus or otherwise) on any of the Corporation’s outstanding securities or redeem, purchase or otherwise acquire any of the Corporation’s outstanding securities except as contemplated by this Agreement at the Closing Time;

(ix)	sell, lease, assign, pledge, encumber or transfer any property, except for inventory sold in the ordinary course;

(x)	purchase any material property or material assets;

(xi)	cancel, waive or vary the terms of any debt owing to or any claim or right of the Corporation;

(xii)
modify the salary, wages, benefits or other compensation of any of the present executives, principals, Employees, consultants and advisors of or to the Corporation (except as may otherwise be disclosed in, required by or contemplated by the provisions of this Agreement or its Schedules);

(xiii)
issue any Shares or other securities or interests or make any change in the number or class of or rights attached to any issued or unissued Shares of its capital, or grant, issue or make any option, warrant, subscription, convertible security or other right or commitment to purchase or acquire any Shares of its capital, or interests or other securities;

(xiv)	incur any material obligation or liability or make, authorize or accept any early payment of any existing obligation or liability;

(xv)	create or permit the creation of any new Encumbrance on any of its property or assets (except for any Permitted Encumbrance) or amend or concur in the amendment of any such existing Encumbrance;

(xvi)
terminate, transfer, assign, modify or change, or grant any rights under, any Intellectual and Industrial Property Rights (except as may otherwise be required or contemplated by the provisions of this Agreement); or

(xvii)	take or refrain from taking any other action that would cause any of the representations and warranties of the Vendors under this Agreement or any Closing Document to be false or misleading;

nor agree or become bound to do any of the foregoing.

(c)	During the Interim Period, the Vendors shall ensure that none of the Trustees (i) resigns as trustee of Fiducie Mazoyer; or (ii) amends or modifies the Constating Documents of Fiducie Mazoyer.

4.1.4	Vendors’ Acknowledgment

Each of the Vendors hereby agrees that by virtue of it entering into and executing this Agreement, it hereby consents to all of the transactions contemplated herein and, for certainty, any and all consents required of each such Vendor in connection herewith and therewith are hereby granted by each such Vendor.

4.2	Covenants of the Purchaser

The Purchaser hereby covenants and agrees with the Vendors as set out in this Section 4.2:

4.2.1	Books and Records Following Closing

The Purchaser shall cause the Corporation from and after the Closing Date to retain all Books and Records relating to any period ending on or prior to the Closing Date for a period of six (6) years following the Closing Date.  Each of the Vendors shall have the right, for the purpose of filing any Tax Returns as required under this Agreement, for the purpose of preparing its own Tax Returns, for the purpose of contesting any assessment or reassessment for Tax, or for other legitimate business purposes, to inspect and make copies of the same at the expense of such Vendor during normal business hours and upon reasonable notice.  The Vendors shall duly prepare, in a timely manner and in consultation with the Purchaser, all Tax Returns of the Corporation required to be filed as a result of the sale of the Purchased Shares contemplated herein.

4.2.2	Insurance Following Closing

The Purchaser shall use reasonable efforts to cause the Corporation from and after the Closing Date to maintain a long tail product liability insurance covering the Vendors for a period of three (3) years after the Closing Date, provided that all fees related to this insurance shall be borne by the Vendors.

4.2.3	Discharge

The Purchaser shall cause the Corporation to discharge the Vendors of all guarantees or endorsements given by them to secure the obligations of the Corporation within sixty (60) days of the Closing Date and indemnify and save the Vendors harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Vendors, in respect of or arising out of any guarantees or endorsements made by them to secure the obligations of the Corporation.

4.3	Mutual Covenants

4.3.1	Cooperation

Each Party hereby covenants and agrees with the other Parties to cooperate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

4.3.2	Pre-Closing Transactions

The Parties shall cause the Pre-Closing Transactions to occur, at their satisfaction, before the Closing Date.

5.	CONDITIONS OF CLOSING

5.1	Conditions for the Benefit of the Purchaser

The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.1, each of which is hereby declared to be for the exclusive benefit of the Purchaser.  Each of such conditions is to be satisfied in full at or prior to the Closing Time.  Each of the Vendors covenants and agrees to use its best efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.  The Purchaser may refrain from Closing until each condition precedent set out in this Section 5.1 is satisfied or waived by the Purchaser, in its sole discretion.

5.1.1	Due Diligence Investigations

The Purchaser shall be fully satisfied with the due diligence investigations referred to in Section 4.1.1, at its sole discretion, for any reason whatsoever.

5.1.2	Representations, Warranties and Covenants of each of the Vendors

(a)
All representations and warranties of each of the Vendors made in or pursuant to this Agreement shall have been true and correct on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time.

(b)	Each of the Vendors shall have performed or complied with all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Time.

(c)
As evidence of the satisfaction of the conditions in Sections 5.1.2(a) and (b), each of the Vendors shall deliver to the Purchaser at the Closing Time a certificate of each such Vendor confirming the matters in Sections 5.1.2(a) and (b), as applicable, and to the effect that as of the Closing Time all other conditions set forth in Section 5.1, including the condition in Section 5.1.4, have been satisfied or waived by the Purchaser in accordance with this Agreement.  To the extent that the matters set out in Section 5.1.2(a) cannot be so confirmed, such certificate shall set out the facts or circumstances that constitute or result in a change to the representations and warranties. Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any breach or inaccuracy in such representations and warranties to the extent set out in such certificate, and shall not have the effect of modifying or qualifying the affected representations and warranties of the Vendors made (or, for purposes of Section 6.1, deemed to have been made) in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Purchaser as provided in Section 3.4.

5.1.3	Legal Opinion

A legal opinion of legal counsel to the Vendors in respect of this Agreement and the Closing Documents, in form and in substance satisfactory to the Purchaser and dated the Closing Date, shall have been received by the Purchaser at the Closing Time.

5.1.4	No Adverse Change

During the Interim Period, there shall have been no change in the Business, or in the operations, affairs, prospects, bank financing or condition (financial or otherwise) of the Corporation which, in the reasonable opinion of the Purchaser, would constitute a material adverse change to the Corporation or the Business.

5.1.5	Consents

All Consents necessary to keep the Contracts, Real Property Leases and Equipment Leases in full force and effect and to enable the Purchaser to continue to enjoy all rights and benefits thereunder shall have been granted, obtained and received unconditionally or on terms satisfactory to the Purchaser, acting reasonably.

5.1.6	Regulatory Approvals

All Regulatory Approvals required to keep the Licences held by the Corporation, the Principals and the Employees in good standing and to otherwise enable the Corporation, the Principals and the Employees, as applicable, to continue to enjoy all rights and benefits thereunder and enable the Corporation to carry on the Business after the Closing in the same manner as it is currently carried on shall have been granted, obtained and received unconditionally or on terms satisfactory to the Purchaser, acting reasonably.

5.1.7	No Legal Proceedings

No Order shall have been made and no Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendors or the Corporation or any other Party which adversely affects or would adversely affect the title of the Vendors to the Purchased Shares or the Corporation to its assets or which enjoins, restricts or prohibits, or which asserts a claim or seeks a remedy that would have the effect of enjoining, restricting or prohibiting the completion of the transactions herein contemplated, or which, in the result, could prohibit or restrict the Purchaser from carrying on the Business in the ordinary course after Closing.

5.1.8	Releases

Each of the Vendors and the Building Owner shall have released the Corporation with respect to all claims any of them may have against the Corporation up to the Closing Time including in the Vendors’ respective capacities of shareholder, director, officer, employee and consultant, as applicable.

5.1.9	Guarantees

Any Guarantees to which the Corporation is a party on the date hereof shall have been terminated, except the Guarantees to secure the obligations of VTI.

5.1.10	Resignations

The Vendors shall have delivered written resignations of the directors and officers of the Corporation as the Purchaser shall indicate.

5.1.11	Closing Documents

The Purchaser shall have received such other opinions, agreements, certificates, affidavits, statutory declarations, instruments of transfer and other documentation reasonably required by the Purchaser to implement the transactions herein contemplated, all of which shall be satisfactory in form and substance to counsel for the Purchaser, acting reasonably. Without limiting the generality of the foregoing, the Purchaser shall be satisfied with the content and substance of all Schedules to this Agreement, which shall be delivered by the Vendors after the date hereof.

5.1.12	Escrow Agreement

The Vendors and Mazoyer shall have executed and delivered the Escrow Agreement.

5.1.13	Farnham Lease

The Building Owner shall have executed and delivered the Farnham Lease.

5.1.14	Principal Employment Agreement

The Principal Employment agreement shall have been executed and delivered by Christian Roberge.

5.1.15	License Agreement

Mazoyer shall have executed and delivered the License Agreement.

5.1.16	Pre-Closing Transactions

The Pre-Closing Transactions shall have been carried out in a manner satisfactory to the Purchaser, acting reasonably.

5.1.17	VTI Transaction

The Purchaser or one of its affiliate, GCEFF Inc. and Mazoyer shall have negotiated and agreed upon the terms and conditions of a stock purchase agreement in respect of the purchase, by the Purchaser or one of its affiliate, of all of the issued and outstanding shares of capital stock of VTI for a purchase price of $1,000,000 (the “VTI Transaction”).  The stock purchase agreement related to the VTI Transaction shall be essentially similar to this Agreement, except for items specific to the laws of the State of Vermont and for terms and conditions that will need to be amended as a result of the Purchaser’s due diligence.  The VTI Transaction shall be contemplated concurrently with the transaction contemplated herby on the Closing Date and shall be to the Purchaser’s satisfaction.

5.2	Conditions for the Benefit of the Vendors

The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.2, each of which is hereby declared to be for the exclusive benefit of each of the Vendors.  Each of such conditions is to be satisfied in full at or prior to the Closing Time.  The Purchaser covenants and agrees to use its best efforts to cause each of such conditions to be fulfilled at or prior to the Closing Time.  The Vendors may refrain from Closing until each condition precedent in this Section 5.2 is satisfied or waived by the Vendors’ Representative, in their sole discretion.

5.2.1	Representations, Warranties and Covenants of the Purchaser

(a)
The representations and warranties of the Purchaser made in or pursuant to this Agreement shall have been true and correct on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time.

(b)	The Purchaser shall have performed or complied with all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Time.

(c)
As evidence of the satisfaction of the conditions in paragraph 5.2.1(a) and (b), the Purchaser shall deliver to the Vendors at the Closing Time a certificate of the Purchaser confirming the matters in paragraphs 5.2.1(a) and (b) and to the effect that as of the Closing Time all other conditions set forth in this Section 5.2.1 have been satisfied or waived by the Purchaser in accordance with this Agreement.  To the extent that the matters set out in Section 5.2.1(a) cannot be so confirmed, such certificate shall set out the facts or circumstances that constitute or result in a change to the representations and warranties.  Notwithstanding the foregoing, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any breach or inaccuracy in such representations and warranties to the extent set out in such certificate, and shall not have the effect of modifying or qualifying the affected representations and warranties of the Purchaser made (or for the purpose of Section 6.2, deemed to have been made) in, or pursuant to, this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of each of the Vendors as provided in Section 3.5.

5.2.2	No Legal Proceedings

No Order shall have been made and no Legal Proceeding shall have been commenced or shall be pending or threatened against the Purchaser or any other Party which adversely affects or which enjoins, restricts or prohibits, or which asserts a claim or seeks a remedy that would have the effect of enjoining, restricting or prohibiting the completion of the transactions herein contemplated, or which, in the result, could prohibit or restrict the Purchaser from carrying on the Business in the ordinary course after Closing.

5.2.3	Principal Employment Agreement

Principal Employment Agreement shall have been executed by the Purchaser.

5.2.4	Escrow Agreement

The Escrow Agreement shall have been executed by the Purchaser.

5.2.5	Farnham Lease

The Farnham Lease shall have been executed by the Purchaser.

5.2.6	License Agreement

The License Agreement shall have been executed by the Purchaser.

5.2.7	VTI Transaction

The VTI Transaction shall be completed concurrently with the transactions contemplated hereof on the Closing Date. The terms and conditions of the stock purchase agreement of the VTI Transaction shall be to the satisfaction of Mazoyer.

5.2.8	Consents and Regulatory Approvals

All Consents and Regulatory Approvals necessary for the Purchaser to acquire the Purchased Shares shall have been granted, obtained and received on terms satisfactory to the Vendors, acting reasonably.

5.2.9	Releases

The Corporation shall have released the Vendors with respect to all claims against any of them up to the Closing Time including in the Vendors’ respective capacities of shareholder, director, officer, employee and consultant, as applicable.

5.3	Waiver

Any Party may waive, in whole or in part, by notice to the other Parties, any condition set forth in this 5 which is for its benefit.  No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.  The waiver in whole or in part by any Party of any condition requiring the accuracy of a representation or warranty or the performance of or compliance with a covenant shall not affect the right of that Party to indemnification under 6 for any Loss suffered or incurred by that Party based upon that misrepresentation or breach of warranty or upon the failure to observe or perform that covenant.

5.4	Failure to Satisfy Conditions

If the conditions set forth in this Section 5 are not satisfied at the Closing Time, or if it becomes apparent to the Purchaser or the Vendors’ Representative that such condition cannot be satisfied within a reasonable time, the Purchaser or the Vendors may terminate this Agreement by notice in writing to the other Party, provided, however, that such termination shall not release any Party from any obligation under Section 6, Section 9.3, Section 9.6 or Section 9.12.  For clarity (i) the Purchaser shall not be entitled to indemnification under Section 6 if this Agreement is terminated pursuant to Section 5.1.1, Sections 5.1.11 to 5.1.17 or Sections 5.2.3 to 5.2.7, provided that the Vendors are not otherwise in default hereunder and, (ii) the Vendors shall not be entitled to indemnification under Section 6 if this Agreement is terminated pursuant to Section 5.1.1, Sections 5.1.11 to 5.1.17 or Sections 5.2.3 to 5.2.7, provided that the Purchaser is not otherwise in default hereunder.

6.	INDEMNIFICATION

6.1	Indemnification by the Vendors

6.1.1
Subject to Section 3.4 and the limitations set forth in Section 6.12, each of the Vendors on a joint and solidary basis shall indemnify, defend and save harmless the Purchaser and its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

(a)
any misrepresentation or breach of warranty made or given by the Vendors in Section 3.1 of this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document;

(b)
any failure by any of the Vendors to observe or perform any covenant or obligation to be carried out prior to Closing contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(c)	any Liabilities to the Purchaser or the Corporation that may arise as a result of, or in connection with, the Pre-Closing Transactions, whether arising prior to, on or after the Closing Date;

(d)	any Liabilities in respect of the Excluded Assets, whether arising prior to, on or after the Closing Date;

(e)	any Loss arising from undisclosed Liabilities in respect of the Corporation;

(f)	any Taxes payable by the Corporation relating to a period prior to the Closing Date;

(g)	any Legal Proceeding arising prior to the Closing Date;

(h)	any Liabilities with respect to product warranty for products sold before the Closing Date, with respect to the conditions provided in Sections 7.1 and 7.2;

(i)	any Loss arising from the Corporation’s failure to establish and maintain a privacy policy;

(j)
any event occurring prior to the Closing Date, resulting in a Legal Proceeding against the Corporation or the Purchaser initiated following the Closing Date in circumstances where the Corporation was obliged to have made a claim under any of its insurance policies prior to the Closing Date in order to obtain coverage, including, for certainty, any claims made or which ought to have been made by the Corporation under any of its insurance policies for which coverage has been or is denied, and including claims relating to the Legal Proceedings set out in Schedule 3.1.41.

6.1.2
Notwithstanding the Closing and the delivery of the certificate pursuant to Section 5.1.2, for the purposes of the Purchaser’s right to be indemnified as provided in this Section 6.1 (but subject to the limitations in Section 6.12), the said certificate shall be deemed to repeat the representations and warranties of each of the Vendors made in this Agreement on and as of the Closing Date as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement.

6.1.3	The Purchaser shall not be entitled to be indemnified pursuant to this Section 6.1 to the extent that the Loss claimed is already taken into account in connection with the Adjustment.

6.2	Indemnification by the Purchaser

6.2.1
Subject to Section 3.5 the Purchaser shall indemnify, defend and save harmless the Vendors from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)
any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)
any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

6.2.2
Notwithstanding the Closing and the delivery of the certificate pursuant to Section 5.2.1, for the purposes of each of the Vendors’ right to be indemnified as provided in this Section 6.2, the said certificate shall be deemed to repeat the representations and warranties of the Purchaser made in this Agreement on and as of the Closing Date as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement.

6.3	Agency for Representatives

Each Party agrees that it accepts each indemnity in favour of any of its Representatives as mandatary of that Representative.  Each Party agrees that another Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

6.4	Notice of Third Party Claims

If an Indemnitee receives notice of the commencement or assertion of any Third Party Claim, the Indemnitee shall give the Indemnitor reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim.  Such notice to the Indemnitor shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnitee.

6.5	Defence of Third Party Claims

The Indemnitor may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnitee not later than thirty (30) days after receiving notice of that Third Party Claim (the “Notice Period”).  The Indemnitor shall pay all of its own expenses of participating in or assuming such defence.  The Indemnitee shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnitor and may participate in such defence assisted by counsel of its own choice at its own expense.  If the Indemnitee has not received notice within the Notice Period that the Indemnitor has elected to assume the defence of such Third Party Claim, the Indemnitee may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnitor shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnitee with respect to such Third Party Claim. If the Indemnitor elects to assume the defence of a Third Party Claim under this Section 6.5, the Indemnitor shall not have the right thereafter to contest its liability for such claim.

6.6	Assistance for Third Party Claims

6.6.1	The Indemnitor and the Indemnitee will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)	those employees and other persons whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party.  The Indemnitor shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees or other persons made available by the Indemnitee to the Indemnitor hereunder, which expense shall not exceed the actual cost to the Indemnitee associated with such employees and other persons.

6.7	Settlement of Third Party Claims

If an Indemnitor elects to assume the defence of any Third Party Claim as provided in Section 6.5, the Indemnitor shall not be liable for any legal expenses incurred by the Indemnitee in connection with the defence of such Third Party Claim following the receipt by the Indemnitee of notice of such assumption.  However, if the Indemnitor fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnitee that the Indemnitee believes on reasonable grounds that the Indemnitor has failed to take such steps, the Indemnitee may, at its option, elect to assume the defence of and to negotiate, settle or compromise the Third Party Claim assisted by counsel of its own choosing and the Indemnitor shall also be liable for all reasonable costs and expenses paid or incurred in connection therewith.  The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement of a Third Party Claim, which consent cannot be unreasonably withheld.

6.8	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnitee becomes aware of such Direct Claim.  The Indemnitor shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim.  If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor shall be deemed to have rejected such Claim, and in such event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee.

6.9	Failure to Give Timely Notice

A failure to give timely notice as provided in this 6 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

6.10	Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment in respect of that Loss is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnitee to the Indemnitor.  Upon making a full Indemnity Payment, the Indemnitor shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Loss to which the Indemnity Payment relates.  Until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnitor against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, the Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

6.11	Payment and Interest

All Losses shall bear interest at the prime rate of the Bank of Montreal plus 3%, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnitee disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnitor to the Indemnitee.

6.12	Maximum/Minimum Limitation

No Claim may be asserted by the Purchaser or the Purchaser’s Representatives under Section 6.1.1(a), or the Vendors or the Vendors’ Representative pursuant to Section 6.2.1(a), unless the aggregate of the Losses of the Purchaser and the Purchaser’s Representatives, or the Vendors and the Vendors’ Representative, as the case may be, collectively, in respect of any Claim or Claims reaches $65,000.00 (the “Deductible Amount”) in the aggregate.  In the event that the Purchaser brings a Claim for an amount in excess of the Deductible Amount, the Purchaser shall be entitled to indemnification only for the amount exceeding the Deductible Amount. Moreover, in no event shall the Vendors be obligated to indemnify the Purchaser or the Purchaser’s Representatives under the provisions of Section 6.1.1(a), for an amount in excess of the Purchase Price (as adjusted as set forth in Section 2.5).

6.13	Additional Rules and Procedures

The Indemnitee and the Indemnitor shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

6.14	Set-Off

Notwithstanding any provisions of this Agreement, the Purchaser shall have the right to set off the amount of any Claim or Loss against any amount owing to any of the Vendors. Nothing contained in this Section 6.14 shall entitle the Purchaser to receive any portion of the Escrowed Funds other than in accordance with the Escrow Agreement.

6.15	Cumulative Recourses

The rights set out in this 6 with respect to any Claims or Losses relating to or arising from any breach of the representations, warranties or covenants contained in this Agreement are cumulative and are in addition to, and not exclusive or in substitution for, any other right or recourse otherwise available to any Party, whether of law, equity or otherwise.

7.	RETURNS

7.1	Customer Claim

Whenever a Claim is made by a customer of the Corporation in connection with goods sold prior to the Closing Date, which relates to the delivery, quantity, quality or workmanship of such goods, whether such claim is for a rebate, credit, price adjustment or otherwise, the Vendors shall jointly and solidarily assume full and exclusive liability therefor and the Vendors and Purchaser shall attempt to settle each such Claim. The Vendors hereby covenant that they shall not contact any customer in connection with any such claim without allowing a representative of the Purchaser to be present by telephone or in person whenever such contact is made. If the Vendors and the Purchaser cannot agree on the terms of settlement of a claim within ten (10) Business Days of the making of such claim the Purchaser may, acting reasonably, settle such claim, in which event the Vendors shall be jointly and solidarily liable for the full amount of such claim as settled by the Purchaser together with all reasonable fees and expenses incurred by the Purchaser in such settlement, and the Vendors shall forthwith remit such amount to the Purchaser. The Purchaser agrees that no settlement shall be made for an amount in excess of the higher of (i) Corporation’s contractual written warranty or (ii) any amount payable pursuant to Applicable Law.

7.2	No Claim Made

Whenever a customer of the Corporation elects not to make a Claim but returns to the Purchaser for credit or refund goods sold prior to the Closing Date, the Vendors shall jointly and solidarily be obliged to purchase such returned goods from the Purchaser at a price equal to their invoiced cost to such customer and the Vendor shall forthwith remit the purchase price therefor to the Purchaser.

8.	RESTRICTIVE COVENANTS

8.1	Experience

Each of the Vendors and the Corporation hereby acknowledges that its/his knowledge and expertise in connection with the Corporation and the Business is of a special and unique character which gives them unusual value, such that any involvement by either of them in any activity which is similar to or competitive with the Business would cause irreparable harm to the Purchaser.

8.2	Confidential Information

Each of the Vendors hereby acknowledges that: (i) in the operation of the Corporation and the Business, they/he acquired and had access to confidential information and trade secrets of a special and unique value relating to, inter alia, the Vendors’ supplier and customer lists and their methods of operations including, without limitation, their methods of pricing, costing and manufacturing, identities and capabilities of Employees, marketing strategy and plans, market share statistics, customer requirements, customer and supplier contacts, profit margins, discount and rebate agreements, technical plans, designs and specifications, operational strengths and weaknesses (collectively, the “Confidential Information”); (ii) the right to maintain confidentiality of such confidential information and trade secrets constitutes a proprietary right which the Purchaser is entitled to protect; and (iii) the disclosure thereof would cause irreparable harm to the Purchaser that it is acquiring by entering into this Agreement with the Vendors.

8.3	Territory

Each of the Vendors hereby further acknowledges that the Corporation sells and markets its products and otherwise carries on the Business throughout the Territory.  For the purpose of this Agreement, the “Territory” shall mean Canada.

8.4	Non-Competition

Each of the Vendors hereby covenants and agrees that during the period ending five (5) years after the Closing Date, none of them will, anywhere in the Territory, either on their own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, lender, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, or by, through or otherwise in connection with any Person, carry on, be engaged in, concerned with, advise, loan money to, guarantee the debts or obligations of, otherwise have any financial interest in or be otherwise commercially involved in or consent to its name or any part thereof being used or associated with, any Competitive Business. The foregoing shall not prevent each of the Vendors from acquiring and holding in the aggregate not more than five percent (5%) of the issued and outstanding shares of any public corporation which engages in any Competitive Business.

8.5	Non-Solicitation

8.5.1
Each of the Vendors hereby covenants and agrees that during the period ending five (5) years after the Closing Date, none of them will, either, on their behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, or by, through or otherwise in connection with any Person, on behalf of any Competitive Business:

(a)	canvass, solicit, procure or assist the canvassing or soliciting of any customer or prospective customer of the Corporation;

(b)	discourage or attempt to discourage any customer or prospective customer of the Corporation from obtaining or purchasing any services or products relating to the Business from the Purchaser; or

(c)	supply or procure or assist the supply of any goods or services to any customer or any prospective customer of the Corporation.

8.6	Employees

Each of the Vendors hereby covenants and agrees that during the period ending five (5) years after the Closing Date, none of them will, on their own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, or by, through or otherwise in connection with any Person employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Purchaser or any of its Affiliates (or procure or assist any Person to do same) any individual who is employed by the Corporation on the Closing Date, or interfere in any way with the employer/employee relations between any such employee and the Purchaser or its Affiliates, whether or not such individual would commit any breach of his contract or terms of employment by his reason of leaving the employ of his employer.

8.7	Interference

Each of the Vendors hereby covenants and agrees that none of them will, either on their own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee, or by, through or otherwise in connection with any Person, interfere or attempt to interfere with the Business heretofore carried on by the Purchaser after the Closing Date or persuade or attempt to persuade any customer, prospective customer of the Corporation, Employee, or supplier of the Business as carried on by the Purchaser after the Closing Date to discontinue or alter such Person’s relationship with the Business as carried on by the Purchaser.

8.8	Confidentiality

Each of the Vendors hereby covenants and agrees that each of them will treat and maintain all Confidential Information strictly confidential and take all necessary steps to preserve the secrecy thereof. Without limiting the generality of the foregoing, each of the Vendors covenants and agrees to never use, discuss, reproduce, furnish, divulge or make available or accessible any Confidential Information with respect to the Corporation’s methods, processes, techniques, customers, suppliers, trade secrets or other confidential aspects of the Business including, without limitation, the Confidential Information or any other matter relating to the Intellectual Property Rights of the Corporation.

8.9	Duration

The duration of any violation of the foregoing restrictive covenants shall be added to the duration of the restrictive covenants.

8.10	Acknowledgements

8.10.1	Each of the Vendors hereby further acknowledges that:

(a)	the completion of the transactions for the sales of the Shares is of significant monetary and other benefit to it/him;

(b)
the Purchaser has a legitimate interest in protecting its ability to continue to develop and promote the Business in the Territory, free from interference, whether direct or indirect, on its part and that, but for the agreement of the Vendors to enter into the restrictive covenants set forth in this Section 8, the Purchaser would not have completed the transactions contemplated by this Agreement;

(c)	all of the restrictive covenants in this Section 8 are reasonable as to duration, geographic scope and business scope and that those restrictions are not unreasonably restrictive of the Vendors;

(d)
they are commercially sophisticated and obtained independent legal advice regarding the covenants contained in this Section 8 before executing this Agreement, and had the opportunity to negotiate over these restrictive covenants as part of the transactions contemplated by this Agreement;

(e)
if they had any concerns about the reasonableness, clarity, interpretation or enforceability of the covenants contained in this Section 8 or any of them, the Vendors have discussed those concerns with their counsel and have raised them with the Purchaser and its solicitors, and the Vendors no longer have any such concerns and are satisfied that the restrictive covenants are reasonable, clear and legally enforceable.

(f)
the foregoing restrictive covenants are both necessary and reasonable for the protection of the legitimate business interests of the Purchaser that the Purchaser is acquiring and its execution of this Agreement reflects its desire and intent that such provisions be upheld in their entirety and that the Purchaser have the full benefit of same.

8.11	Recourses

Each of the Vendors hereby acknowledges that any actual or threatened violation of any covenant contained in this Section 8 will cause irreparable harm to the Purchaser, the exact amount of which will be impossible to ascertain and that therefore damages would be an insufficient remedy, and by reason of same, the Vendors hereby further agree that the Purchaser shall be entitled to injunctive relief in order to prevent any such actual or threatened violation, in addition to such other recourses that may be available to them in law or equity or by agreement between the Parties.

8.12	Enforceability

In the event that any provision of the restrictive covenants set out in this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction or if any provision of any statute of any jurisdiction invalidates or annuls such restrictive covenants or any part thereof, for any reason, including geographic scope, the scope of activities retrained or the duration of same, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Section 8 or this Agreement.  However, the Vendors and the Purchaser collectively express the intention that the restrictive covenants in this Section 8 be enforced to their fullest extent.  Therefore, in the event that any provision of these restrictive covenants is held to be invalid or unenforceable, the Vendors and the Purchaser agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will protect the business interests of the Purchaser consistent with the intention of this Section 8.

9.	MISCELLANEOUS

9.1	Vendors’ Representative

9.1.1	Appointment

Each Vendor hereby irrevocably designates and appoints Mazoyer as its attorneys-in-fact and mandatary (the “Vendors’ Representative”), such designation and appointment being coupled with an interest, with full power of substitution for such persons to serve as the representatives of such Vendor, and to perform all such acts and execute and deliver any and all agreements, amendments, instruments, certificates and other documents as are required, authorized or contemplated by this Agreement and in connection or the transactions contemplated hereby to be performed by such Vendor, and such Vendor hereby acknowledges that the Vendors’ Representative shall be authorized to take any action so required, authorized or contemplated by such Vendor pursuant to transactions contemplated hereby.  The Purchaser will be entitled to rely upon any action taken, including all documents executed or delivered pursuant to this Agreement and the transactions contemplated hereby and other documents, instruments, notices and certificates executed on behalf of any Vendor, by the Vendors’ Representative and the Purchaser is and will be entitled and authorized to give notices to the Vendors’ Representative in full satisfaction of any right or obligation to give any notice contemplated by this Agreement and the transactions contemplated hereby to any such Vendor.

9.1.2	Authorizations

The Vendors hereby authorize the Vendors’ Representative (i) to take all action necessary in connection with any matters relating to this Agreement and the transactions contemplated hereby, (ii) to execute this Agreement and all other documents required to be executed to carry out the transactions contemplated hereby to which the Vendors are required to be a party, with such amendments and modifications as the Vendors’ Representative deem necessary or appropriate; (iii) to make all decisions relating to the determination of any aspect of the Purchase Price, including any Adjustments or allocations as among the Vendors and to accept and to make any Purchase Price payments and (iv) to give and receive all notices required to be given or received, as applicable, in each case, under this Agreement and the transactions contemplated hereby by or on behalf of such Vendors.

9.1.3	Decisions Binding

All decisions and actions by the Vendors’ Representative, including, without limitation, the execution and delivery of this Agreement and the transactions contemplated therein to which the Vendors are required to be a party, with such amendments and modifications as the Vendors’ Representative deem necessary or appropriate shall be binding upon all of the Vendors and no Vendor shall have the right to object, dissent, protest or otherwise contest the same.

9.1.4	Agreement

By their execution of this Agreement, each of the Vendors agrees that:

(a)
the Purchaser shall be able to rely conclusively on the instructions and directions of the Vendors’ Representative as to any matters hereunder or any other actions required or desirable to be taken by the Vendors hereunder and no Vendor shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Vendors’ Representative;

(b)
all actions, decisions and instructions of the Vendors’ Representative, shall be conclusive and binding upon all of the Vendors and no Vendor shall have any cause of action against the Vendors’ Representative for any action taken or not taken, decision made or instruction given by the Vendors’ Representative under this Agreement, except for fraud or wilful breach of this agreement by the Vendors’ Representative;

(c)
the provisions of this Section 9.1.4 are independent and several, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or recourses that any Vendors may have in connection with the transactions contemplated hereby; and

(d)
the provisions of this Section 9.1.4 shall be binding upon the heirs, legal representatives, successors and assigns of each Vendor, and any references in this agreement to a Vendor or Vendors shall mean and include the successors to the Vendor’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

9.1.5	Fees and Expenses

All fees and expenses incurred by the Vendors’ Representative in connection with this Agreement and any other documents pursuant to the transactions contemplated hereby shall be paid by the Vendors based on the allocation of the Purchase Price made to each Vendor as contemplated herein. The Vendors’ Representative shall be entitled to receive payment of or reimbursement for such fees and expenses from the Purchase Price released to the Vendors’ Representative prior to calculating and paying each Vendor’s percentage of such released amount.

9.2	Further Assurances

Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, before or after the Closing Time, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

9.3	Public Announcements

Except to the extent required by Applicable Law, each Party agrees that no disclosure or public announcement regarding this Agreement or the transactions contemplated hereby shall be made by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that the Purchaser’s parent is a public entity and must comply with Applicable Law in this regard.

9.4	Notices

9.4.1
Any notice, direction or other communication (in this Section, a “notice”) required or permitted to be given to a Party shall be in writing and shall be sufficiently given if delivered personally, sent by nationally recognized courier service, transmitted by facsimile or sent by PDF as follows:

(a)	in the case of the Vendors, at:

FIDUCIE FAMILIALE MAZOYER
423 Chemin Priest
Sutton QC  J0E 2K0
Attention:  Gilles Mazoyer

Fax No.:  [●]

BON-ANGE INC.
423 Chemin Priest
Sutton QC  J0E 2K0
Attention:  Gilles Mazoyer

Fax No.:  [●]

GILLES MAZOYER
423 Chemin Priest
Sutton QC  J0E 2K0

Fax No.:  [●]

with a copy to:

BERNARD-BRASSARD llp
101, Roland-Therrien, Suite 200
Longueuil QC  J4H 4B9
Attention: Renaud Lanthier

Fax No.:  450-670-0673

(b)	in the case of the Purchaser at

7834080 CANADA INC.
Care of: Pioneer  Power Solutions, Inc.
400 Kelby Street – 9th Floor
Fort Lee NJ 07024
Attention:  Nathan Mazurek

Fax No.:  212-867-1325

with a copy to:

FRASER MILNER CASGRAIN llp
1 Place Ville-Marie, Suite 3900
Montreal QC  H3B 4M7
Attention:  Norman Issley

Fax No.:  514-866-2241

9.4.2
Any notice delivered personally, or by a nationally recognized courier service shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day; otherwise on the first (1st) Business Day thereafter.  Any notice transmitted by facsimile or PDF shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the Party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first (1st) Business Day thereafter.

9.4.3	Any Party may change its address for service from time to time by notice given to each of the other Parties in accordance with the foregoing provisions.

9.5	Time of the Essence

Time shall be of the essence of this Agreement.

9.6	Costs and Expenses

Except as otherwise provided herein, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

9.7	Effect of Closing

All provisions of this Agreement shall remain in full force and effect notwithstanding the Closing, subject only to the limitation periods specified in Sections 3.4 and 3.5 and the related indemnities in 6.

9.8	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to another Party by facsimile transmission or electronic mail and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

9.9	Assignment

This Agreement may not be assigned by the Parties without the prior written consent of each other Party, provided that the Purchaser may assign this Agreement to an Affiliate without the consent of the Vendors but such assignment shall not release the Purchaser from any of its liability or obligations pursuant hereto.

9.10	Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, including any successor by reason of the amalgamation or merger of a Party, and permitted assigns.

9.11	Third Parties

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective successors, including any successor by reason of the amalgamation or merger of a Party, any rights or remedies under or by reason of this Agreement.

9.12	Commission

Each Party represents and warrants to the other Parties that such other Parties will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

9.13	Language

The Parties have requested that this Agreement and all other agreements, documents or notices related thereto be drawn up in English. Les parties ont exigé que cette convention et toutes les ententes, documents ou avis y afférents soient rédigés en anglais.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

FIDUCIE FAMILIALE MAZOYER

Per:	/s/ Gilles Mazoyer
Name:	Gilles Mazoyer
Title:	Trustee

Per:	/s/ Carl Bouchard
Name:	Carl Bouchard
Title:	Trustee

BON-ANGE INC.

Per:	/s/ Gilles Mazoyer
Name:	Gilles Mazoyer
Title:

/s/ Gilles Mazoyer
GILLES MAZOYER

7834080 CANADA INC.

Per:	/s/ Nathan J. Mazurek
Name:	Nathan J. Mazurek
Title:	President